Execution copy

Dated 18 November 2010
DEMAG CRANES AG
(as Parent)

UniCredit Bank AG
(as Coordinating Bookrunner and Mandated Lead Arranger)
Deutsche Bank AG
Société Générale Corporate & Investment Banking
and
WestLB AG
(as Bookrunners and Mandated Lead Arrangers)
Helaba Landesbank Hessen-Thüringen Girozentrale
and
SEB AG
(as Lead Arrangers)
with
UNICREDIT BANK AG, LONDON BRANCH
(as Facility Agent)

______________________________
EURO 350 million
CREDIT FACILITY AGREEMENT
______________________________

CONTENTS

Clause	Page

1.	INTERPRETATION	1
2.	THE FACILITIES	21
3.	PURPOSE	23
4.	CONDITIONS PRECEDENT	24
5.	UTILISATION OF REVOLVING FACILITY	24
6.	UTILISATION OF LG FACILITY	27
7.	LETTERS OF GUARANTEE	29
8.	COUNTER-INDEMNITIES, COUNTER-GUARANTEES AND OTHER DOCUMENTARY
	CREDIT MATTERS	31
9.	ANCILLARY FACILITIES	35
10.	CURRENCIES AND PAYMENTS	37
11.	REPAYMENT	38
12.	PREPAYMENT AND CANCELLATION	40
13.	INTEREST	42
14.	TERMS	44
15.	MARKET DISRUPTION	45
16.	TAXES	46
17.	INCREASED COSTS	48
18.	MITIGATION	48
19.	PAYMENTS	49
20.	GUARANTEE	51
21.	REPRESENTATIONS	55
22.	UNDERTAKINGS	58
23.	FINANCIAL COVENANTS	67
24.	DEFAULT	67
25.	THE ADMINISTRATIVE PARTIES	71
26.	EVIDENCE AND CALCULATIONS	75
27.	FEES	76

- i -

28.	INDEMNITIES AND BREAK COSTS	77
29.	EXPENSES	79
30	AMENDMENTS AND WAIVERS	79
31.	CHANGES TO THE PARTIES	81
32.	DISCLOSURE OF INFORMATION	88
33.	SET-OFF	89
34.	PRO RATA SHARING	89
35.	SEVERABILITY	90
36.	COUNTERPARTS	90
37.	NOTICES	90
38	CONCLUSION OF THIS AGREEMENT	93
39.	CONFIRMATION PURSUANT TO GERMAN MONEY LAUNDERING ACT
	(GELDWÄSCHEGESETZ)	94
40.	LANGUAGE	94
41.	GOVERNING LAW	94
42.	JURISDICTION	94

- ii -

THIS AGREEMENT is dated 18 November 2010
BETWEEN:

(1)
DEMAG CRANES AG, a company incorporated under the laws of Germany registered with the commercial register (Handelsregister) of the Local Court (Amtsgericht) of Duesseldorf under HRB 54517 (the “Parent”);

(2)	THE PERSONS listed in Part 2 of Schedule 1 (Original Borrowers) as original borrowers (in this capacity, the “Original Borrowers”)

(3)	THE PERSONS listed in Part 3 of Schedule 1 (Original Guarantors) as original guarantors (in this capacity, the “Original Guarantors”);

(4)	UniCredit Bank AG as coordinating bookrunner and mandated lead arranger (in this capacity, the “Coordinating Bookrunner and Mandated Lead Arranger”);

(5)	Deutsche Bank AG, Société Générale Corporate & Investment Banking and WestLB AG as bookrunners and mandated lead arrangers (in this capacity, the “Bookrunners and Mandated Lead Arrangers”);

(6)
Helaba Landesbank Hessen-Thüringen Girozentrale and SEB AG as lead arrangers (in this capacity, the “Lead Arrangers” and together with the Coordinating Bookrunner and Mandated Lead Arranger and the Bookrunners and Mandated Lead Arrangers, the “Arrangers”);

(7)	THE FINANCIAL INSTITUTIONS listed in Part 1 of Schedule 1 (Original Lenders) as original lenders (the “Original Lenders”); and

(8)	UNICREDIT BANK AG, LONDON BRANCH as facility agent (in this capacity, the “Facility Agent”).
IT IS AGREED as follows:
1.    INTERPRETATION
1.1    Definitions
In this Agreement:
“Acceptable Bank” means:

(a)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor's or Fitch IBCA or Baa1 or higher by Moody's or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Facility Agent (acting on the instructions of the Majority Lenders).
“Accounting Date” means each of 31st March, 30th June, 30th September and 31st December.
“Additional Borrower” means a member of the Group which becomes a Borrower in accordance with Clause 31.9 (Additional Borrowers).
“Additional Guarantor” means a member of the Group which becomes a Guarantor after the date of this Agreement in accordance with Clause 31.10 (Additional Guarantors).

“Administrative Party” means a Arranger, a Documentary Credit Bank or the Facility Agent.
“Advance” means the principal amount of each borrowing under this Agreement from the Revolving Facility Commitments.
“Affiliate” means a Subsidiary or a Holding Company of a person, or any other Subsidiary of that Holding Company.
“Agent's Spot Rate of Exchange” means the Facility Agent's spot rate of exchange for the purchase of the relevant currency in the European foreign exchange market with Euros at or about 11.00 a.m. Munich time on a particular day.
“Ancillary Bank” means any Lender which becomes an Ancillary Bank by the operation of Clause 9 (Ancillary Facilities).
“Ancillary Commitment” means in relation to an Ancillary Bank, the maximum principal amount permitted to be made available by that Ancillary Bank under its Ancillary Facility (which shall not, in any event, exceed the Revolving Commitment of the relevant Ancillary Bank) to the extent not cancelled, terminated or reduced under this Agreement and/or the relevant Ancillary Documents.
“Ancillary Documents” means the documents and other instruments pursuant to which an Ancillary Facility is made available and the Ancillary Outstandings thereunder are evidenced.
“Ancillary Facility” means an Ancillary Facility established pursuant to Clause 9 (Ancillary Facilities).
“Ancillary Outstandings” means, at any time in relation to any Ancillary Bank, the aggregate in Euros (as calculated by such Ancillary Bank in accordance with its usual banking practice) of all of the following amounts outstanding at such time under the Ancillary Facility of such Ancillary Bank then in force:

(a)
all amounts of principal then outstanding under any overdraft, cheque drawing or other current account facilities determined on the same basis (whether net or gross) as that for determination of any limit on such facilities imposed by the terms thereof;

(b)
the maximum potential liability (excluding amounts stated to be in respect of interest) under all guarantees, bonds and letters of credit then outstanding under any guarantee, bond, letter of credit or acceptance facilities comprised in the Ancillary Facility; and

(c)	in respect of any other facility or financial accommodation, such other amount as fairly represents the aggregate exposure of that Ancillary Bank with respect thereto under its Ancillary Facility, in each case as reasonably determined by that Ancillary Bank from time to time in accordance with its usual banking practice for facilities or accommodation of the relevant type.
“Approved Lender” means a bank, trust or financial institution or other entity named on the list agreed between the Arrangers and the Obligors' Agent from time to time, in relation to which the agreement of the Obligors' Agent to the addition of further entities to such list is not to be unreasonably withheld.
“Available Commitment” means, in relation to a Facility, a Lender's Commitment under that Facility minus (save as set out below after paragraph (d)):

(a)
in the case of the Revolving Facility the Euro Amount of its participation in any outstanding Utilisations under that Facility and the Base Currency Amount of the aggregate of its Ancillary Commitments; and

(b)	in the case of the L/G Facility, the Euro Amount of any outstanding L/Gs issued by such Lender; and

(c)
in the case of the Revolving Facility, in relation to any proposed Utilisation, the Euro Amount of its participation in any other Utilisations that are due to be made under the Revolving Facility on or before the proposed Utilisation Date and the Euro Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date; and

(d)	in the case of the L/G Facility, in relation to any proposed Utilisation, the Euro Amount of any L/Gs that are due to be issued by such Lender on or before the proposed Utilisation Date.
For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation, the following amounts shall not be deducted from a Lender's Commitment under the relevant Facility:

(i)	that Lender's participation in any Utilisation issued by that Lender that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender's Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.
“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.
“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month prior to the Final Maturity Date.
“Basel II Framework” means the framework for measuring the capital adequacy of banks in the form set out, in relation to each individual Lender, in the paper entitled “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement as implemented in local law, legislation, regulations or rules applicable to that Lender or any of its Affiliates.
“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with this Agreement and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to the provisions of Clause 9.4 (Affiliates of Borrowers).
“Break Costs” means the amount (if any) which a Lender is entitled to receive under this Agreement pursuant to Clause 28.3 (Break Costs).
“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Munich and Duesseldorf and:

(a)	if on that day a payment in or a purchase of a currency (other than Euro) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of Euro is to be made, a day which is also a TARGET Day; or

(c)	if on that day a Documentary Credit or L/G is to be issued, the principal financial centre of the country of the relevant Documentary Credit Bank or, as the case may be, Issuing Bank.

“Business Plan” means the business plan of the Group, comprising the combined projected balance sheets, cashflow projections and projected profit and loss accounts, in the agreed form for the period from 2010 to 2015 inclusive and prepared on a combined basis, reviewed by Deloitte & Touche.
“Change of Control” means:

(a)
any person or group of persons acting in concert becoming the holders of more than 50 per cent of the issued share capital of the Parent, where for the purpose of calculating such level, that part of the share capital of the Parent that carries no voting rights (Stimmrechtslose Vorzugsaktien) shall not be included in the determination of the relevant percentage; and “acting in concert” shall have the meaning given to it in Section 30 para. (2) of the German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz); or

(b)
a domination agreement (Beherrschungsvertrag) or profit and loss pooling agreement (Gewinnabführungsvertrag) between the Parent as a controlled company (abhängiges Unternehmen) and a third party as controlling company (herrschendes Unternehmen) entering into effect.

“Commitment” means a Revolving Facility Commitment or L/G Facility Commitment.
“Consolidated Cash and Cash Equivalents” means, at any time:

(a)	cash in hand or on deposit;

(b)	bonds, notes or open market commercial paper:

(i)	which mature within one year after the relevant date of calculation; and

(ii)
which have a short-term credit rating of either A-1 by Standard & Poor's or Fitch IBCA or P-1 by Moody's, or, if no short-term rating is available, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating;

(c)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an acceptable bank;

(d)	securities issued in money market funds where:

(i)	those securities are acquired on terms that they will be acquired or re acquired by a third party within one year or not more than three months after demand; and

(ii)
the relevant third party has a short term credit rating of A-1 by Standard & Poor's or Fitch IBCA or P-1 by Moody's or, if no short term rating is available in respect of that third party, an equivalent rating in respect of its long term debt obligations; or

(e)
securities issued by, or unconditionally guaranteed by, the government of any of the United States, any member state of the European Union as constituted at 1 January 2004 or any member state of the European Union as constituted at the Signing Date in relation to a member of the Group incorporated or established in that jurisdiction only or issued by any agency thereof and, as the case may be, guaranteed by or backed by the full faith and credit of the government of any such state, in each case maturing within one year of the date of acquisition;

(f)	any other instrument, security or investment approved by the Majority Lenders, in each case, to which any member of the Group is beneficially entitled at that time.

“Compliance Certificate” means a certificate substantially in the form of Schedule 7 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.
“Consolidated EBITDA” means, in respect of the relevant Measurement Period, the consolidated income from operations of the Group for such period:

(a)	before any deduction of corporation tax or other taxes on income or gains;

(b)	before any deduction for Consolidated Net Interest Payable;

(c)
excluding any items (positive or negative) of a one-off, non-recurring, extraordinary or exceptional nature, including restructuring and related costs and costs related to the financing of the Facilities;

(d)
after deducting (to the extent otherwise included) the amount of profit (or adding back the loss) of any member of the Group (other than the Parent) which is attributable to any third party (not being a member of the Group) which is a shareholder in such member of the Group;

(e)
after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the Group on the disposal of any asset (not being any disposals made in the ordinary course of trading) during such Measurement Period and any gain arising on any revaluation of any asset during such Measurement Period;

(f)
after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the Group on the disposal of any asset (not being any disposals made in the ordinary course of trading) during such Measurement Period and any loss arising on any revaluation of any asset during such Measurement Period;

(g)
after adding back (to the extent not otherwise included) the amount of any dividends or other profit distributions (net of withholding tax) received in cash by any member of the Group during such Measurement Period from companies which are not members of the Group, and after deducting (to the extent not otherwise deducted) the amount of any dividends or other profit distributions paid in cash by any member of the Group during such Measurement Period to companies which are not members of the Group;

(h)	after adding back (to the extent otherwise deducted) any depreciation of fixed assets or amortisation of goodwill or intangible assets during such Measurement Period;

(i)	after adding back (to the extent otherwise deducted) any non-cash charge arising as a result of the matching stock program during such Measurement Period;
and (aa) including the EBITDA of any entity or business acquired during such period and, in relation to paragraph (e) of the definition of “Permitted Acquisition” only, any Pro Forma Adjustment projected on account of the acquisition of any acquired entity or business and (bb) excluding the EBITDA of any entity or business disposed of during such period.
“Consolidated Financial Indebtedness” means, at any time, the aggregate principal amount of the Financial Indebtedness of all members of the Group at that time.

“Consolidated Interest Payable” means in relation to a Measurement Period all interest charges, periodic financing charges and charges in the nature of interest, including acceptance commission, commitment fee, guarantee fee, fronting fee and the interest element of rental payments and of payments under finance or capital leases (whether, in each case, paid, payable or capitalised), incurred by any member of the Group in effecting, servicing or maintaining Consolidated Financial Indebtedness during that Measurement Period.
“Consolidated Net Financial Indebtedness” means at any time the aggregate of (i) all Financial Indebtedness of members of the Group other than any falling within paragraph (f) of the definition of Financial Indebtedness, and (ii) the excess (if any) over €35 million of the outstanding liability (actual or contingent) under outstanding advance payment guarantees, minus (iii) the aggregate of Consolidated Cash and Cash Equivalents owned by members of the Group as at the calculation date.
“Consolidated Net Interest Payable” means Consolidated Interest Payable less all financing charges and interest charges received or receivable by all members of the Group during the relevant Measurement Period.
“Default” means an Event of Default or a Potential Event of Default.
“Defaulting Lender” means any Lender:

(a)
which has failed to make its participation in an Advance available or has notified the Agent that it will not make its participation in an Advance available by the Utilisation Date of that Advance in accordance with Clause 5.3(d) (Making of Advances) or has failed to provide cash collateral (or has notified the Documentary Credit Bank that it will not provide cash collateral) in accordance with Clause 8.6 (Cash collateral by Non-Acceptable Documentary Credit Lender);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	(from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Documentary Credit” means any letter of credit, guarantee (including counter-guarantees), bond or similar instrument adopted or issued or to be issued pursuant to Clause 5.4 (Issue of Documentary Credits), in each case as varied from time to time.
“Documentary Credit Banks” means any bank which becomes a Documentary Credit Bank pursuant to Clause 8.4 (Change of Documentary Credit Bank) and each one a Documentary Credit Bank.
“Documentary Credit Proportion” means in relation to a Lender in respect of any Documentary Credit, the proportion (expressed as a percentage) borne by that Lender's Available Commitment under the Revolving Facility to the relevant Available Facility immediately prior to the issue of that Documentary Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.
“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which imposes obligations upon such Group member relating to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.
“EURIBOR” means, for a Term of any Advance or overdue amount in Euro:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for that Term of that Advance or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the European interbank market, in each case, as of 11.00 a.m. (Munich time) on the Rate Fixing Day for the offering of deposits in Euro, for a period comparable to that Term.
“Euro” and “€” means the single currency of the Participating Member States.
“Euro Amount of a Utilisation or part of a Utilisation” means:

(a)	if the Utilisation is denominated in Euros, its amount; or

(b)
in the case of any other Utilisation denominated in an Optional Currency, its equivalent in Euros calculated on the basis of the Agent's Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.

“Event of Default” means an event or circumstance specified as such in Clause 24 (Default).
“Exempted Subsidiaries” means, each of (i) Demag Cranes & Components (Pty.) Ltd. (South Africa), a company organised under the laws of the Republic of South Africa and registered with the Companies Registration Office at Pretoria under No. 1958/002113/07, and with its registered address at 60 Atlas Road, Boksburg North, South Africa, and (ii) Demag Cranes & Components Ltda. (Brasil), a company organised under the laws of Brasil, registered with the General Taxpayer Register under registration number 442466350001-49 and having its registered address at Rodovia Raposo Tavares, km 31 Post Office Box  806-0 Zip Code 06703 030 Cotia-São Paulo.
“Existing Facility Agreement” means a EUR 325,000,000 Credit Facility Agreement dated 16 June 2006 (as amended, varied, supplemented, restated or innovated from time to time) between, inter alios, the Parent as Borrower, Bayerische Hypo- und Vereinsbank AG and Commerzbank Aktiengesellschaft as Mandated Lead Arrangers, Bayerische Hypo- und Vereinsbank AG as

Facility Agent (each as defined thereunder), and other parties.
“Existing Instrument” means each letter of credit, guarantee, bond or similar instrument issued by a financial institution which is a Documentary Credit Bank or, as the case may be, an Issuing Bank for the account of any member of the Group prior to the First Utilisation Date and identified in a list (which shall specify the proposed Borrower of each such instrument and otherwise be in a form satisfactory to the Facility Agent) delivered to the Facility Agent no later than 3 Business Days prior to the First Utilisation Date.
“Expiry Date” means the date on which a Documentary Credit or L/G is due to be repaid.
“Facility” means the Revolving Facility or the L/G Facility.
“Facility Office” means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days' notice,
as the office(s) through which it will perform its obligations under this Agreement.
“Fee Letter” means any letter entered into by reference to this Agreement between any of the Administrative Parties or any Issuing Bank and the Obligors' Agent or the Borrowers setting out the amount of certain fees referred to in this Agreement.
“Final Maturity Date” means the fifth anniversary of the date of this Agreement.
“Finance Document” means:

(a)	this Agreement;

(b)	the Fee Letters;

(c)	the Ancillary Documents;

(d)	the Hedging Agreements;

(e)	any Transfer Certificate;

(f)	any Obligor Accession Agreement; and

(g)	any other document designated as such by the Facility Agent, the Obligors' Agent and any other Obligor (to the extent party thereto).
“Finance Party” means a Lender or an Administrative Party.
“Financial Indebtedness” means any indebtedness (other than indebtedness owed by one member of the Group to another member of the Group) for and in respect of:

(a)	moneys borrowed or raised;

(b)	any debenture, bond, note, commercial paper or similar instrument;

(c)	any acceptance credit, bill-discounting, note purchase or other similar facility or any dematerialised equivalent;

(d)	capital amounts due under any finance leases or the like;

(e)	any receivables purchase, factoring or discounting arrangement under which there is recourse in whole or in part to any member of the Group;

(f)	amounts due under any currency swap, or interest rate swap or collar arrangement, financial option or any other financial derivative instrument;

(g)
any arrangement entered into primarily as a method of raising finance pursuant to which any asset sold or otherwise disposed of by that person is or may be leased to or re-acquired by a member of the Group (whether following the exercise of an option or otherwise); or

(h)
redeemable preference shares issued by a member of the Group to a person not a member of the Group where the shares can be required by a person other than a member of the Group to be redeemed on or prior to the date one year after the Final Maturity Date; or

(i)
any guarantee, indemnity or other legally binding assurance against financial loss in respect of the indebtedness of any person arising under any transaction or arrangement falling within (a) to (h) above.

“First Utilisation Date” means the date on which the first Utilisation under this Agreement is made.
“Fitch IBCA” means Fitch Ratings Limited or any successor to its rating business.
“GAAP” means (a) in the case of the Parent, IFRS, (b) in the case of each member of the Group (other than those specified in sub-paragraph (a)) the generally accepted accounting principles, standards and practices of the jurisdiction of incorporation of that entity and (c) in all cases, for the purposes of the preparation of management accounts (whether consolidated, unconsolidated or aggregated) of any member of the Group such generally accepted accounting principles, standards and practices as described in (a) and (b), applied to the extent appropriate in the context of preparation of management accounts prepared in accordance with good accounting practice.
“Group” means the Parent and its Subsidiaries.
“Group Structure Chart” means the group structure chart delivered to the Facility Agent pursuant to paragraph 3(d) of Part 1 of Schedule 2.
“Guarantee Fee Rate” means:

(a)	in relation to any Documentary Credit for the benefit of financial creditors (Kreditsicherungsgarantie), a rate equal to the Margin applicable from time to time; and

(b)
in relation to any other Documentary Credit (a "Non-Financial Documentary Credit") and any L/G, 1.25 per cent. per annum, provided that if at any time, the then current Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) received by the Facility Agent discloses that the ratio (the “Ratio”) of Consolidated Net Financial Indebtedness to Consolidated EBITDA for the Measurement Period to which that Compliance Certificate relates is within the ranges set out in the table below the Guarantee Fee Rate in respect of any outstanding Non-Financial Documentary Credits and L/Gs shall be adjusted (upwards or downwards) from the date on which the relevant Compliance Certificate has been received by the Facility Agent to the level set opposite the applicable Ratio in the table:

Ratio	Guarantee Fee Rate % p.a.
Greater than or equal to 2.25:1	1.85
Less than 2.25:1 but greater than or equal to 1.50:1	1.75
Less than 1.50:1 but greater than or equal to 0.75:1	1.5
Less than 0.75:1	1.25
Provided that:

(i)
if the Obligors' Agent fails to deliver any Quarterly Consolidated Accounts by the latest date provided for in Clause 20.2(a)(i), (ii) or (iii) (Financial Information) the Guarantee Fee Rate in respect of any outstanding Non-Financial Documentary Credits and L/Gs shall be the highest rate in relation thereto appearing in the above table until such Quarterly Consolidated Accounts (and any related certificate) are delivered to the Facility Agent; and

(ii)
upon the occurrence of an Event of Default and the Facility Agent giving notice thereof to the Obligors' Agent, the Guarantee Fee Rate in respect of any outstanding Non-Financial Documentary Credits and L/Gs shall be the highest rate in relation thereto appearing in the above table until such time as no Event of Default is continuing, whereupon the Guarantee Fee Rate in respect of any outstanding Non-Financial Documentary Credits and L/Gs shall be determined on the basis of the most recently delivered Quarterly Consolidated Accounts.

“Guarantor” means an Original Guarantor or an Additional Guarantor unless it has ceased to be a Guarantor in accordance with this Agreement.
“Hedging Agreement” means any and all interest rate swaps, currency swaps, forward foreign exchange and other hedging agreements in each case entered into by an Obligor with a Lender which are agreed from time to time in writing between the relevant Obligors and the Facility Agent to constitute Hedging Agreements.
“Holding Company” means an entity of which another person is a Subsidiary.
“IBOR” means “LIBOR” or “EURIBOR”.
“IFRS” means International Financial Reporting Standards.
“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).
“Increase Lender” has the meaning given to that term in Clause 2.3(a)(iii) (Increase).
“Increased Cost” means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return under a Finance Document or on the overall capital of a Finance Party or its Holding Company; or

(c)	a reduction of an amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or its Holding Company but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.
“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
“Intellectual Property Rights” means all know-how, patents, trademarks, service marks, designs, business names, domain names, topographical or similar rights, copyrights and other intellectual property rights and any interests (including by way of licence) in any of the foregoing (in each case whether registered or not and including all applications for the same) of any member of the Group.
“Issuing Bank” means each Lender that is a Lender under the L/G Facility provided that in respect of an L/G issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that L/G.
“Issuing Bank's Spot Rate of Exchange” means an Issuing Bank's spot rate of exchange for the purchase of the relevant currency in the European foreign exchange market with Euros at or about 11.00 a.m. Munich time on a particular day.
“Lender” means:

(a)	an Original Lender; or

(b)	any person which becomes a Party after the date of this Agreement in accordance with Clause 2.3 (Increase) or Clause 31.3 (Procedure for transfer (Vertragsübernahme)).
“L/G” means a letter of credit or a letter of guarantee (including counter-guarantees) in the form customarily used by the relevant Issuing Bank or any other guarantee, indemnity, letter of credit, documentary or other credit or any other instrument or suretyship in a form requested by a Borrower (or the Parent on its behalf) and agreed by the relevant Issuing Bank.
“L/G Facility” means a letter of guarantee facility made available under this Agreement as described in Clause 2.1(b) (The Facilities).
“L/G Facility Commitment” means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading “L/G Facility Commitment” in Part 2 of Schedule 1 (Original Lenders) and the amount of any other L/G Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)	in relation to any other Lender, the amount of any L/G Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase), to the extent not transferred by it, cancelled, increased or reduced under this Agreement.
“LIBOR” means, for a Term of any Advance or overdue amount:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for the relevant currency or Term of that Advance or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, in each case, as of 12.00 noon (Munich time) on the Rate Fixing Day for the offering of deposits in the currency of that Advance or overdue amount for a period comparable to that Term.
“Majority Lenders” means, at any time, Lenders the aggregate of whose Commitments:

(a)	represent by value at least 66 2/3 % of the Total Commitments; or

(b)	if the Total Commitments have been reduced to zero, represented by value at least 66 2/3 % of the Total Commitments immediately before that reduction.
“Mandatory Cost” means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent under Schedule 5 (Calculation of the Mandatory Cost).
“Margin” means the percentage rate per annum determined in accordance with Clause 13.3 (Margin).
“Material Adverse Effect” means an event or circumstance which has or would reasonably be expected to have a material adverse effect on:

(a)	the ability of the Obligors (taken as a whole) to meet the payment obligations of the Obligors under the Finance Documents or the financial covenants set out in Clause 23 (Financial Covenants); or

(b)	the business, assets (as a whole) or financial condition of the Group taken as a whole; or

(c)	the validity or enforceability of the rights and remedies of the Lenders under the Finance Documents.
“Material Subsidiary” means each company identified in the list provided by the Obligors' Agent to the Facility Agent pursuant to paragraph 3(e) of Part 1 of Schedule 2 and:

(a)
any Subsidiary of the Parent whose gross assets or earnings before interest, tax, depreciation and amortisation (consolidated in the case of a Subsidiary which itself has Subsidiaries), at any time after the date of this Agreement, exceed five per cent. (5%) of the consolidated gross assets or Consolidated EBITDA at that time of the Group, and for the purposes of the above:

(i)	the consolidated gross assets of the Group shall be the consolidated gross assets of the Group ascertained by reference to the latest audited published consolidated accounts of the Parent;

(ii)
the gross assets of any Subsidiary shall be the gross assets of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) calculated in accordance with approved accounting standards and ascertained by reference to the accounts of such Subsidiary used in the preparation of the latest audited published consolidated accounts of the Parent; and

(iii)
the earnings before interest, tax, depreciation and amortisation of any Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) shall be determined on a basis consistent with the basis for determination of Consolidated EBITDA and ascertained by reference to the accounts of such Subsidiary used in the preparation of the latest audited published consolidated accounts of the Parent, and for the purposes of the above, gross assets in respect of the Group or any such Subsidiary means the fixed assets and current assets of the Group or that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries), as the case may be; and

(b)
a Subsidiary of the Parent to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to those transactions was a Material Subsidiary.

“Maturity Date” in relation to an Advance means the last day of the Term for that Advance.
“Measurement Period” means a period of 12 months ending on an Accounting Date.
“Moody's” means Moody's Investors Service Limited or any successor to its rating business.
“Non-Acceptable Documentary Credit Lender” means a Lender under the Revolving Facility which:

(a)
is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” (other than a Lender which each Documentary Credit Bank has agreed is acceptable to it notwithstanding that fact); or

(b)	is a Defaulting Lender; or

(c)
has failed to make (or has notified the Facility Agent that it will not make) a payment to be made by it under Clause 8.2 (Lender's Counter-guarantee) or Clause 25.11 (Indemnities) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment.

“Obligor” means a Borrower or a Guarantor.

“Obligor Accession Agreement” means a letter, substantially in the form of Part 2 of Schedule 3 (Form of Obligor Accession Agreement), with such amendments as the Facility Agent may approve.
“Obligors' Agent” means the Parent.
“Optional Currency” means any currency (other than Euros) in which a Utilisation is permitted to be denominated under this Agreement.
“Original Financial Statements” means combined financial statements of the Group for the half year ended 31 March, 2010 (reviewed by Deloitte & Touche), audited combined annual financial statements of the Group for the years ended 30 September 2007, 2008 and 2009 and unconsolidated financial statements of each Obligor (other than in relation to Demag Cranes & Components Corp. and Crane America Services Corp. (the “US Obligors”)) for each such year and the consolidated financial statements of the US Obligors for each such year.
“Outstanding Liability Amount” in relation to any contingent liability under any Ancillary Facility, L/G or Documentary Credit at any time means the maximum amount for which the relevant Ancillary Bank, Issuing Bank or Documentary Credit Bank or the Lenders, as the case may be, could be actually and/or contingently liable thereunder less the aggregate of (i) all amounts thereof repaid or prepaid hereunder or thereunder and (ii) all amounts (if any) paid out by the relevant Ancillary Bank, Issuing Bank or Documentary Credit Bank (or the Lenders) thereunder for which the relevant Ancillary Bank, Issuing Bank or Documentary Credit Bank and/or the Lenders have been reimbursed by the Obligors (whether or not out of the proceeds of an Advance).
“Participating Member State” means a member state of the European Union that adopts or has adopted the Euro as its lawful currency under the legislation of the European Union for Economic Monetary Union.
“Party” means a party to this Agreement.
“Permitted Acquisition” means the acquisition by a member of the Group of any business or of shares in the capital of or other ownership interests in a person where:

(a)
in the case of an acquisition of shares, a minimum of 75% of the voting shares in a person are acquired by the Group, provided that subject to the remaining provisions of this definition the Group may make acquisitions where less than 75% of the voting shares in a person are acquired provided that the consideration for such acquisitions made in any financial year shall not in the aggregate exceed €20 million;

(b)	such acquisition and all transactions related thereto shall be consummated in accordance with applicable laws in all material respects;

(c)
if the aggregate of the purchase consideration (including all deferred or conditional consideration), any indebtedness of the type to be included in Consolidated Net Financial Indebtedness which is to be assumed or refinanced, any costs or Taxes incurred as a result of making such acquisition, and any other actual or contingent liabilities which any member of the Group would be likely to incur as a result of the acquisition (the “Purchase Consideration”) would exceed € 50 million (or its equivalent in other currency), the Obligors' Agent has notified the Facility Agent of the intention to make such acquisition (accompanied by a description of the acquisition and the Purchase Consideration in reasonable detail) not less than 10 Business Days prior to the making of the acquisition;

(d)	the principal business of the entity being acquired or the business being acquired falls within the general nature of the business carried on by the Group;

(e)
in the case of acquisitions falling within paragraph (c) above, the Group is projected, taking into account such acquisition and payment of the Purchase Consideration in accordance with this provision on a pro forma basis (based on reasonable assumptions), to be in compliance with Clause 23 (Financial Covenants) for the two-year period from the proposed date of such acquisition (or where such date does not fall on a Quarterly Reporting Date, from the immediately following Quarterly Reporting Date) or to the Final Maturity Date (if earlier) and the Obligors' Agent delivers to the Facility Agent financial projections for the Group for that period, certified by the Chief Financial Officer of the Parent;

(f)
the Group is in compliance with Clause 23 (Financial Covenants) and no Default is outstanding or would occur as a consequence of the acquisition (subject (save in relation to any events described in Clauses 24.7 (Insolvency) to 24.9 (Creditors' Process) inclusive affecting any entities acquired pursuant to such acquisition) to a 3 month clean-up period in respect of events and circumstances relating to the entity to be acquired which occurred or were in existence prior to or at the date of the acquisition and would not have a Material Adverse Effect);

(g)
if it will be a Material Subsidiary, subject to the limitations contained in Clause 31.10 it will become an Additional Guarantor within 30 Business Days of the completion of such acquisition in accordance with Clause 31.10; and

(h)
in the case of acquisitions falling within paragraph (c) above, copies of any due diligence reports prepared in connection with the acquisition are provided to the Lenders and due diligence does not reveal any onerous or material contingent liabilities of the target that are not taken into account in the purchase price and the sale and purchase agreement is concluded on arm's length terms.

“Potential Event of Default” means any event or circumstance specified in Clause 24 (Default) which, with the giving of notice or the lapse of time or the making of any determination or fulfilment of any other condition would constitute an Event of Default provided that any such event which requires the satisfaction of a condition as to materiality before it can become an Event of Default shall not be a Potential Event of Default until that condition is satisfied.
“Pro-Forma Adjustment” means, for any test period that includes any of the four accounting quarters first following the acquisition of or investment in an acquired entity or business, the pro forma increase or decrease in Consolidated EBITDA of the enlarged Group projected by the Parent in good faith to result from reasonably identifiable and supportable net cost savings or additional net costs, as the case may be, realisable during such period by combining the operations of such acquired entity or business with the operations of the Parent and its Subsidiaries, provided that:

(a)
so long as such net cost savings or additional net costs will be realisable at any time during such period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Consolidated EBITDA, that such net cost savings or additional net costs will be realisable during the entire such period;

(b)
any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for net cost savings or additional net costs actually realised during such period and already included in such Consolidated EBITDA;

(c)
if any such pro forma increase or decrease is to be adjusted as contemplated, by no later than the time when the relevant calculation is made, a report shall have been delivered to the Facility Agent from a competent professional adviser verifying that such net cost savings or additional net costs have been identified in a reasonable manner and are supportable during such period; and

(d)
(x) the decrease of the actual ratio in Clause 23.2 (Leverage) by reason of such Pro-Forma Adjustment shall not be greater than 0.25 and (y) the increase of the actual ratio in Clause 23.3 (Interest cover) by reason of such Pro-Forma Adjustment shall not be greater than 0.25. For the avoidance of doubt any such decrease or increase resulting from the inclusion into Consolidated EBITDA of the EBITDA of the acquired entity or business (other than any portion thereof representing synergies and net cost savings realised by the acquired entity or business) shall not count towards such limits.]
“Pro rata Share” means:

(a)
for the purpose of determining a Lender's share in a Utilisation of the Revolving Facility (excluding the Ancillary Facility), the proportion which its Available Commitment under the Revolving Facility bears to the relevant Available Facility; and

(b)
for any other purpose on a particular date a Lender' share of the Total Commitment or , if the Total Commitments are then zero, its share of the Total Commitments immediately prior to their reduction to zero.

“Quarterly Reporting Date” means the date of delivery of the quarterly consolidated accounts of the Parent under and in accordance with Clause 22.2(a)(iii).
“Rate Fixing Day” means:

(a)	the first day of a Term for a Utilisation denominated in Sterling;

(b)	the second Business Day before the first day of a Term for a Utilisation denominated in any other currency (other than Euro); or

(c)	the second Business Day before the first day of a Term for a Utilisation denominated in Euro, or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.
“Reference Bank” means Deutsche Bank Luxembourg S.A. and the principal London offices of each of UniCredit Bank AG, Société Générale and WestLB AG or, if any such Lender ceases to be a Reference Bank, such other Lender as the Facility Agent shall select after consultation with the Obligors' Agent.
“Repeating Representations” means the representations which are expressly repeated or deemed to be repeated under Clause 21.20 (Times for making Representations).
“Request” means a request for a Utilisation, substantially in the form of Part 1 of Schedule 3 (Form of Request).
“Reservations” means:

(a)	the principles that enforceability may be limited by the laws of administration, liquidation, insolvency, reorganisation or similar laws of general application affecting creditors' rights; and

(b)
any other general principles of law referred to in any legal opinion delivered to the Facility Agent in connection with the Finance Documents and any qualifications to which any such opinion is subject.

“Resignation Request” means a letter substantially in the form of Schedule 8 (Form of Resignation Request).
“Revolving Facility” means the revolving credit facility made available under this Agreement as described in Clause 2.1(b) (The Facilities).
“Revolving Facility Commitment” means:

(c)
in relation to an Original Lender, the amount set opposite its name under the heading “Revolving Facility Commitment” in Part 2 of Schedule 1 (Original Lenders) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(d)	in relation to any other Lender, the amount of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase), to the extent not transferred by it, cancelled, increased or reduced under this Agreement.
“Rollover Advance” means one or more Advances:

(a)	made or to be made on the same day that:

(i)	a maturing Advance or Ancillary Outstandings (by reason of the termination of the relevant Ancillary Facility) is due to be repaid; or

(ii)	a demand by the Facility Agent, Documentary Credit Bank or Issuing Bank pursuant to a drawing in respect of a Documentary Credit or L/'G is due to be met;

(b)	to the extent only of that part thereof which does not exceed the maturing Advance or the maturing Ancillary Outstandings or the relevant claim in respect of that Documentary Credit or L/'G;

(c)
in the same currency as the maturing Advance (unless it arose as a result of the operation of Clause 10 (Currencies and Payments)) or the maturing Ancillary Outstandings or the relevant claim in respect of that Documentary Credit or L/'G; and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing that or those maturing Advances or those Ancillary Outstandings; or

(ii)	satisfying the relevant claim in respect of that Documentary Credit or L/'G.
“Rollover Utilisation” means:

(a)	a Rollover Advance; and/or

(b)
a Utilisation by way of Documentary Credit or L/'G in an amount not exceeding that of another Documentary Credit or L/'G to be replaced thereby whose Expiry Date falls on the date on which such Documentary Credit or L/'G is to become effective.

“Screen Rate” means

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or the service ceases to be available, the Facility Agent may (with the agreement of the Obligors) specify another page or service displaying the appropriate rate.

“Security Interest” means any mortgage, pledge, lien, charge, assignment by way of security, hypothecation, security transfer of title or other security interest (dingliche Sicherheit) securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Separate Loan” has the meaning given to that term in Clause 11.1(c) (Repayment).
“Standard & Poor's” means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc. or any successor to its rating business.
“Sterling” and “£” means the lawful currency for the time being of the U.K.
“Subsidiary” means in relation to any person, any entity (including, without limitation, any partnership) which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest consolidated financial statements of that person from time to time in accordance with applicable GAAP, and “control” means (i) more than 50% of the voting rights or (ii) more than 50% of the equity or (iii) “control” according §17 German Stock Corporation Act (excluding cases of multiple dependency (mehrfache Abhängigkeit) in relation to joint ventures where no partner holds more than 50% of the voting rights in which case no partner shall be deemed to control the relevant entity) .
“TARGET Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 is open for the settlement of payments in Euro.
“Taxes” means all taxes, imposts, duties, levies, charges, deductions and withholdings in the nature or on account of tax, together with all interest thereon and penalties with respect thereto and “Tax” shall be construed accordingly.
“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 16.1 (Gross-up) or a payment made under Clause 16.4 (Tax Indemnity).
“Term” means each period determined under this Agreement by reference to which interest on a Utilisation or an overdue amount is calculated.
“Total Commitments” means the aggregate of the Total L/G Facility Commitments and the Total Revolving Facility Commitments, being EUR 350,000,000 at the date of this Agreement.
“Total L/G Facility Commitments” means the aggregate of the L/G Facility Commitments, being EUR 150,000,000 at the date of this Agreement.
“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being EUR 200,000,000 at the date of this Agreement.
“Transfer Certificate” means a certificate, substantially in the form of Schedule 6 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require, or any other form agreed between the Facility Agent and the Obligors' Agent.
“Transfer Date” means, in respect of a Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in that Transfer Certificate; and

(b)	the date on which the Facility Agent executes that Transfer Certificate.
“U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“Utilisation” means a utilisation under this Agreement.
“Utilisation Date” means in relation to each Utilisation, the date specified as such in the relative Request or, on and after the making and/or issue thereof pursuant to such Request, the date on which that Utilisation was made and/or issued.
“VAT” means value added tax as provided for in the German Value Added Tax Act (Umsatzsteuergesetz) and any other tax of a similar nature.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(ii)
an Obligor providing “cash cover” for a Documentary Credit, Ancillary Facility or L/G means a Borrower paying an amount in the currency of the Documentary Credit or, as the case may be, the Ancillary Facility or L/G to an interest-bearing account in the name of the Obligor and the following conditions are met:

(A)
the account is with the Facility Agent (if cash cover is to be provided for all the Lenders) or, with a Documentary Credit Bank, Ancillary Bank or Issuing Bank (if the cash cover is to be provided for that Documentary Credit Bank, Ancillary Bank or Issuing Bank);

(B)
subject to paragraph (b) of Clause 8.7 (Cash Cover by Borrower), withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Documentary Credit, Ancillary Facility or L/G until no amount is or may be outstanding under that Documentary Credit, Ancillary Facility or L/G; and

(C)
if the Facility Agent, Documentary Credit Bank, Ancillary Bank or Issuing Bank requires (acting reasonably), the Obligor has executed a security document over that account, in form and substance satisfactory (acting reasonably) to the Facility Agent, Documentary Credit Bank, Ancillary Bank or Issuing Bank with which that account is held, creating a first ranking Security Interest over that account;

(iii)	“disposal” means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(v)
“know your customer requirements” are the identification checks that a Finance Party is required under any applicable law or regulation to request in order to meet its obligations under such applicable law or regulation to identify a person who is (or is to become) its customer, in particular pursuant to German money laundering provisions;

(vi)
a “person” includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(vii)
a “regulation” includes any regulation, rule, official directive, request or guideline (having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(ix)	a Default being “outstanding” means that it has not been remedied or waived;

(x)
an outstanding contingent liability under an Ancillary Facility, L/G or Documentary Credit (each a “Contingent Liability”) is “repaid” or “prepaid” by providing (in accordance with the terms hereof) cash cover therefore, by reducing (in accordance with the terms hereof) the Outstanding Liability Amount of such Contingent Liability or by cancelling such Contingent Liability and returning the original to the relevant Ancillary Bank, Issuing Bank or Documentary Credit Bank or the Facility Agent on behalf of the Lenders or providing other evidence (in form and substance satisfactory to the relevant Ancillary Bank, Issuing Bank or Documentary Credit Bank or, as the case may be, Facility Agent) that no further liability exists thereunder; references to Ancillary Facilities or Ancillary Outstandings being repaid or prepaid are to be construed accordingly insofar as those Ancillary Facilities or Ancillary Outstandings involve Documentary Credits or other contingent liabilities;

(xi)
an amount “outstanding” at any time under or in respect of a Documentary Credit or L/G (or the “principal amount” thereof at any time) is the Outstanding Liability Amount of such Documentary Credit or L/G and a “drawing” under the respective Facility includes the issue of a Documentary Credit or L/G and each provision of this Agreement which contains reference to the concepts contained in this paragraph (xi) shall be construed accordingly;

(xii)
where the Documentary Credit Bank is also a Lender under the Revolving Facility (the “Indemnifying Lender”) which has a Revolving Facility Commitment then the Documentary Credit Bank in its capacity as such shall be treated as a separate entity from such Indemnifying Lender and for all the purposes of the Finance Documents the Indemnifying Lender shall be deemed to have and be treated as having a liability to the Documentary Credit Bank under Clause 8.2 (Lenders' Counter-guarantee) in respect of Documentary Credits issued by the Documentary Credit Bank;

(xiii)	a person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xv)	a time of day is a reference to Munich time.

(b)	The equivalent in Euros of a Utilisation or part of such a Utilisation in an Optional Currency for the purposes of calculating:

(i)	whether any limit under this Agreement has been exceeded;

(ii)	the amount of a Utilisation;

(iii)	the share of a Lender in a Utilisation;

(iv)	the amount of any repayment of a Utilisation; or

(v)	the Available Commitment of a Lender,

is its Euro Amount.

(c)	Unless the contrary intention appears:

(i)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(ii)
any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents unless otherwise expressed herein.

(d)	The headings in this Agreement do not affect its interpretation.

(e)
This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	THE FACILITIES

2.1	The Facilities
Subject to the terms of this Agreement the Lenders make available to the Borrowers

(a)	a multicurrency revolving credit facility in an aggregate amount equal to the Total Revolving Facility Commitments; and

(b)	a multicurrency letter of guarantee facility in an aggregate amount equal to the Total L/G Facility Commitments.

2.2	Ancillary Facility
Subject to the terms of this Agreement, an Ancillary Bank may provide overdraft, current account and cash advance facilities, forward foreign exchange facilities, bonding, guarantee and letter of credit facilities and/or such other facilities as that Ancillary Bank may agree with the relevant Borrower in place of all or part of its Revolving Facility Commitment, provided that the aggregate amount of all Ancillary Facilities shall at no time exceed a Euro Amount of EUR 30,000,000.

2.3	Increase

(a)	The Parent may by giving prior notice to the Facility Agent after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 12.8 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 12.1 (Mandatory prepayment - illegality), request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate Euro Amount of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)
the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Parent (acceptable to the Facility Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)
each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)
each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)
any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)
the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Parent, the Increase Lender and each Documentary Credit Bank; and

(B)	in the case of an increase in the Total Revolving Facility Commitments, the Documentary Credit Bank consenting to that increase.

(c)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)
The Parent shall, on the date upon which the increase takes effect, promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred in connection with any increase in Commitments under this Clause 2.3.

(e)
The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(f)	Clause 31.4 (Limitation of responsibility of Existing Lender) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender” and

(iii)	a “re-transfer” were references to respectively a “transfer".

(g)	The Facility Agent must as soon as reasonably practicable after it has executed an Increase Confirmation, send to the Obligors' Agent a copy of that Increase confirmation.

2.4	Nature of a Finance Party's rights and obligations
Unless otherwise agreed by all the Finance Parties:

(a)	the obligations of a Finance Party under the Finance Documents are several (keine Gesamtschuld);

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights (keine Gesamtgläubigerschaft);

(e)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt; and

(f)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

3.	PURPOSE

3.1	Utilisation of proceeds

(a)	The Revolving Facility may only be used in or towards:

(i)	firstly, refinancing of any indebtedness of the members of the Group outstanding under the Existing Facility Agreement; and thereafter

(ii)	the payment of fees, costs and expenses associated with the Facilities; and

(iii)	the financing of Permitted Acquisitions up to a maximum amount of no more than EUR 75,000,000 in aggregate over the lifetime of the Facilities; and

(iv)
for ongoing working capital requirements and/or other general corporate purposes of any member or members of the Group, including the financing of guarantee requirements and the roll-in of Existing Instruments, and including Documentary Credits for the benefit of financial creditors (Kreditsicherungsgarantien) up to an aggregate amount of EUR 30,000,000.

(b)
The L/G Facility may only be used by the Borrowers in or towards the operational business requirements for the issuance of L/Gs in favour of third parties, including the issuance of counter-guarantees and the roll-in of Existing Instruments but in each case excluding (i) L/Gs for the benefit of financial creditors (Kreditsicherungsgarantien) and (ii) L/Gs with a risk profile equivalent to cash loans other than advance payment guarantees (Anzahlungsgarantien).

3.2	No obligation to monitor
No Finance Party is bound to monitor or verify the utilisation of a Facility.

4.	CONDITIONS PRECEDENT

4.1	Initial conditions precedent
The obligations of each Lender to participate in any Utilisation and the obligations of each Documentary Credit Bank or Issuing Bank to issue a Documentary Credit or L/G are subject to the conditions precedent that the Facility Agent has notified the Obligors' Agent and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent (acting reasonably), such notification to be given by the Facility Agent to the Obligors' Agent and the Lenders as soon as practicable upon being so satisfied.

4.2	Further conditions precedent
The obligations of each Lender to participate in any Utilisation and the obligations of each Documentary Credit Bank or Issuing Bank to issue a Documentary Credit or L/G are:

(a)	which is not a Rollover Utilisation are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Utilisation:

(i)	the Repeating Representations are correct in all material respects; and

(ii)	no Default is outstanding and continuing or would result from the Utilisation, or

(b)	which is a Rollover Utilisation are subject only to the condition precedent that no Event of Default is outstanding and continuing or would result from the Utilisation.

4.3	Limitations
Unless the Facility Agent agrees pursuant to Clause 14.3 (Other adjustments), a Request may not be made (or, if made, shall not be regarded as having been validly made) if, as a result, there would be more than 20 Advances and 25 Documentary Credits outstanding. Any Separate Loan shall not be taken into account in this Clause 4.3.

5.	UTILISATION OF REVOLVING FACILITY

5.1	Giving of Requests

(a)	A Borrower may utilise the Revolving Facility by giving to the Facility Agent or by the Obligors' Agent on behalf of the Borrower giving to the Facility Agent a duly completed Request.

(b)
Unless the Facility Agent otherwise agrees (acting on the instructions of the Majority Lenders), the latest time for receipt by the Facility Agent of a duly completed Request for a Utilisation is 9.00 a.m. Munich time one Business Day before the Rate Fixing Day for the proposed borrowing, provided that, in respect of the first Utilisation, the relevant duly completed Request shall be delivered prior to 10.00 a.m. Munich time on the Rate Fixing Day for that proposed borrowing.

(c)	Each such Request is irrevocable.

5.2	Completion of Requests
A Request for a Utilisation will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	it identifies that the Utilisation is either an Advance or a Documentary Credit;

(c)	the Utilisation Date is a Business Day falling within the relevant Availability Period;

(d)	the amount of the Utilisation requested is:

(i)	if an Advance, a minimum of Euro 5 million and if a Documentary Credit, a minimum of Euro 500,000 or their equivalent in accordance with Clause 10 (Currencies and payments);

(ii)
if the Available Facility is less than Euro 5 million for an Advance or less than Euro 500,000 or their equivalent for a Documentary Credit, the Available Facility under the Revolving Facility on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent may agree, with the consent of the Majority Lenders, provided always that no amount requested for a Utilisation may exceed the then Available Facility;

(e)	the proposed currency and Term comply with this Agreement;

(f)	the payment instructions comply with Clause 19.1 (Place of Payments); and

(g)	in the case of a Documentary Credit:

(i)
it identifies the name and address of the beneficiary, the beneficiary's receiving bank account and reasonable details of the liabilities payment of which is to be assured by the Documentary Credit, as well as the Expiry Date of the Documentary Credit and to the extent the requested Documentary Credit does not have an Expiry Date, it identifies the expected commercial lifetime (wirtschaftliche Laufzeit) of the Documentary Credit;

(ii)
the beneficiary of the Documentary Credit is not identified on the most recent prohibited list of beneficiaries of the relevant Documentary Credit Bank or is otherwise approved on a case by case basis by the Facility Agent and the relevant Documentary Credit Bank;

(iii)	the issuance of the Documentary Credit is not prohibited pursuant to the Documentary Credit Bank's internal rules and guidelines;

(iv)	it identifies the relevant Documentary Credit Bank, and

(v)	the aggregate amount of all Documentary Credits outstanding will at no time exceed EUR 30,000,000.
Only one Utilisation may be requested in each Request.

5.3	Making of Advances

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Advance and the amount of its share in that Advance.

(b)	The amount of each Lender's share of an Advance will be its Pro rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in an Advance if as a result:

(i)	its share in the Advances plus its share of the aggregate of the Outstanding Liability Amounts for all outstanding Documentary Credits would exceed its Revolving Facility Commitment; or

(ii)
the aggregate amount of all Advances taken together with the aggregate of the Outstanding Liability Amounts for all outstanding Documentary Credits would exceed the Total Revolving Commitments (excluding any Ancillary Commitments).

(d)
If the conditions set out in this Agreement have been met, and subject to Clause 11 (Repayment), each Lender must make its share in the Advance available to the Facility Agent for the relevant Borrower on the Utilisation Date.

5.4	Issue of Documentary Credits

(a)
The Facility Agent must promptly notify the relevant Documentary Credit Bank and each Lender of the details of the requested Documentary Credit and each Lender of the amount of its share in that Documentary Credit and of any reduction, increase or repayment or prepayment of any Documentary Credit.

(b)	The amount of each Lender's share of a Documentary Credit will be its Documentary Credit Proportion.

(c)
Subject to the terms of this Agreement, on the proposed Utilisation Date for a Documentary Credit, the relevant Documentary Credit Bank will when requested issue, in the form approved, a Documentary Credit as specified in the relevant Request by delivering the same to or to the order of the beneficiary and will thereafter, subject to the terms of this Agreement, if so requested amend and/or reissue any Documentary Credit.

(d)
A Documentary Credit Bank shall not be obliged to issue a Documentary Credit where it has not approved the identity of any assignee or transferee of or substitute for any Lender with respect to its Commitment or any part thereof unless such transferee or substitute shall provide cash cover for its obligations in respect of that Documentary Credit.

5.5	Reduction of a Documentary Credit

(a)	If, on the proposed Utilisation Date of a Documentary Credit, any of the Lenders under the Revolving Facility is a Non-Acceptable Documentary Credit Lender and:

(i)	that Lender has failed to provide cash collateral to the Documentary Credit Bank in accordance with Clause 8.6 (Cash collateral by Non-Acceptable Documentary Credit Lender); and

(ii)	either:

(A)	the Documentary Credit Bank has not required the relevant Borrower to provide cash cover pursuant to Clause 8.7 (Cash cover by Borrower); or

(B)	the relevant Borrower has failed to provide cash cover to the Documentary Credit Bank in accordance with Clause 8.7 (Cash cover by Borrower), the Documentary Credit Bank may reduce the amount of that Documentary Credit by an amount equal to the amount of the participation of that Non-Acceptable Documentary Credit Lender in respect of that Documentary Credit and that Non-Acceptable Documentary Credit Lender shall be deemed not to have any participation (or obligation to indemnify the Documentary Credit Bank) in respect of that Documentary Credit for the purposes of the Finance Documents.

(b)	The Documentary Credit Bank shall notify the Facility Agent of each reduction made pursuant to this Clause 5.5.

(c)	This Clause 5.5 shall not affect the participation of each other Lender in that Documentary Credit.

5.6	Revaluation of Documentary Credits

(a)
If any Documentary Credits are denominated in a currency other than Euro, the Facility Agent shall, within 5 days after the end of each calendar quarter, recalculate the Euro Amount of those Documentary Credits by notionally converting into Euro the outstanding amount of those Documentary Credits on the basis of the Agent's Spot Rate of Exchange on the date of calculation.

(b)
The Parent shall, if requested by the Facility Agent within 5 days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Documentary Credits are prepaid to prevent the Euro Amount of the Utilisations of the Revolving Facility exceeding the Revolving Facility Commitments following any adjustment to a Euro Amount under paragraph (a) above.

5.7	Roll-in of Existing Instruments (Documentary Credits)
A Borrower may request in a Request (which is required to specify only those details not otherwise included in the list specifying the relevant Existing Instruments) for a Utilisation on the First Utilisation Date that each Existing Instrument issued by a financial institution which is a Documentary Credit Bank and designated by that Borrower as a Documentary Credit in that Request (or in the list specifying the Existing Instruments) shall constitute a Documentary Credit issued by that Documentary Credit Bank under the Revolving Facility and, subject to compliance with paragraph (a)(iv) of Clause 3.1 (Purpose) and subject to the other terms of this Agreement, on the First Utilisation Date each such Existing Instrument shall constitute a Documentary Credit issued by that Documentary Credit Bank under the Revolving Facility.

6.	UTILISATION OF L/G FACILITY

6.1	The L/G Facility
The L/G Facility may be utilised by way of L/Gs only.

6.2	Giving of a Request for an L/G

(a)
A Borrower may utilise the L/G Facility by giving to the respective Issuing Bank or by the Obligors' Agent on behalf of the Borrower giving to the respective Issuing Bank a duly completed Request for an L/G not later than two Business Days prior to the requested Utilisation Date or by way of any other procedure and/or at any other specified time in each case as agreed by the relevant Issuing Bank.

(b)
A demand for an L/G may only be revoked by the relevant Borrower by giving notice to the relevant Issuing Bank which has to be received by the relevant Issuing Bank at a time when the Issuing Bank will, with reasonable efforts, still be in a position to stop the process that the relevant L/G is delivered to the relevant beneficiary or any other party as instructed by the relevant Borrower. The Issuing Bank will inform the relevant Borrower should it not have been able to stop the issuance process of the requested L/G.

(c)
The Parent will undertake all reasonable endeavours to procure that to the extent reasonably practicable the L/G Facility Commitments of the Lenders will be utilised in an equal proportion pro-rata to the Total L/G Commitments.

6.3	Completion of a demand for an L/G
A demand for an L/G will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower and the beneficiary of the L/G;

(b)	it specifies that it is for an L/G and which type of L/G is to be issued;

(c)	the proposed Utilisation Date is a Business Day falling within the Availability Period;

(d)	it identifies the Expiry Date and to the extent the requested L/G does not have an Expiry Date, it identifies the expected commercial lifetime (wirtschaftliche Laufzeit) of the L/G;

(e)	the form of L/G is in form and substance satisfactory to the Issuing Bank (acting reasonably);

(f)	the proposed currency is satisfactory to the Issuing Bank (acting reasonably);

(g)	the information about the beneficiary is in form and substance satisfactory to the Issuing Bank (acting reasonably);

(h)	it specifies the delivery instructions for the L/G;

(i)	the issuance of the L/G is not prohibited pursuant to the Issuing Bank's internal rules and guidelines; and

(j)
the beneficiary of the L/G is not identified on the most recent prohibited list of beneficiaries of the relevant Issuing Bank or is otherwise approved on a case by case basis by the relevant Issuing Bank.

6.4	Issue of L/G

(a)
No Issuing Bank is obliged to issue an L/G if as a result the aggregate of the Outstanding Liability Amounts for all outstanding L/G issued by that Issuing Bank would exceed its L/G Facility Commitment.

(b)
Subject to the terms of this Agreement, on the proposed Utilisation Date for L/G, the relevant Issuing Bank will when requested issue, in the form approved, an L/G as specified in the relevant Request by delivering the same to or to the order of the beneficiary and will thereafter, subject to the terms of this Agreement, if so requested amend and/or reissue any L/G.

6.5	Revaluation of L/Gs

(a)
If any L/Gs are denominated in a currency other than Euro, such Issuing Bank shall, within 5 days after the end of each calendar quarter, recalculate the Euro Amount of those L/Gs by notionally converting into Euro the outstanding amount of those L/Gs on the basis of its Issuing Bank's Spot Rate of Exchange on the date of calculation.

(b)
The Parent shall, if requested by the relevant Issuing Bank within 5 days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient L/Gs are prepaid to prevent the Euro Amount of the L/Gs issued by that Issuing Bank exceeding the L/G Facility Commitments of that Issuing Bank following any adjustment to a Euro Amount under paragraph (a) above.

6.6	Roll-in of Existing Instruments (L/Gs)

A Borrower may request in a Request (which is required to specify only those details not otherwise included in the list specifying the relevant Existing Instruments) for a Utilisation on the First Utilisation Date that each Existing Instrument issued by a financial institution which is an Issuing Bank and designated by that Borrower as an L/G in that Request (or in the list specifying the Existing Instruments) shall constitute an L/G issued by that Issuing Bank under the L/G Facility and, subject to compliance with paragraph (b) of Clause 3.1 (Purpose) and subject to the other terms of this Agreement, on the First Utilisation Date each such Existing Instrument shall constitute an L/G issued by that Issuing Bank under the L/G Facility.

7.	LETTERS OF GUARANTEE

7.1	Immediately payable
If an L/G or any amount outstanding under an L/G is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Parent requested) the issue of that L/G shall repay or prepay that amount immediately.

7.2	Claims under an L/G

(a)
Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under an L/G requested by it (or requested by the Parent on its behalf) and which appears on its face to be in order (in this Clause 7, a “claim”).

(b)	Each Borrower shall immediately on demand pay to the Issuing Bank an amount equal to the amount of any claim.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged (unless expressly provided otherwise under the terms of the relevant L/G) to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower under this Clause7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)
Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any L/G requested by (or on behalf of) that Borrower.

(b)
The obligations of any Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under an L/G or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under an L/G or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any beneficiary under an L/G or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any L/G or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any L/G or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Rights of contribution
Unless expressly provided otherwise, no Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.5	Adjustment for L/Gs upon acceleration
In this Clause 7.5:
"L/G Outstandings” means, in relation to an Issuing Bank, the aggregate Euro Amount of all L/Gs issued by it that have not been repaid together with the aggregate amount of all accrued interest, fees and commission owed to it as an Issuing Bank under the L/G Facility.
"Total L/G Outstandings” means the aggregate of all L/G Outstandings.

(a)
If a notice is served under Clause 24.16 (Acceleration), each Issuing Bank shall promptly adjust by corresponding transfers (to the extent necessary) of their claims in respect of amounts outstanding to them under the L/G Facility to ensure that after such transfers the L/G Outstandings of each Issuing Bank bear the same proportion to the Total L/G Outstandings as such Issuing Bank's L/G Facility Commitment bears to the Total L/G Facility Commitments, each as at the date the notice is served under Clause 24.16 (Acceleration).

(b)
If a contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Issuing Bank will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

All calculations to be made pursuant to this Clause 7.5 shall be made by the Facility Agent based upon information provided to it by the Issuing Banks.

8.	COUNTER-INDEMNITIES, COUNTER-GUARANTEES AND OTHER DOCUMENTARY CREDIT MATTERS

8.1	Counter-Indemnity from Account Party

(a)
Without prejudice to Clause 8.2 (Lenders' Counter-guarantee), the Borrower for whose account any Documentary Credit is opened or issued (the “Account Party”) will indemnify and hold harmless and keep each Finance Party indemnified and held harmless from and against all liabilities, losses, damages, claims and costs which such Finance Party may suffer or incur in connection with such Documentary Credit and any payment made pursuant to it, except to the extent that any such liability, loss, damage, claim or cost results from such Finance Party's gross negligence or wilful default or a material breach of its obligations under the Uniform Customs and Practice for Documentary Credits (2007) (ICC Publication No. 600) (the “Code”).

(b)
Each Account Party irrevocably authorises each Finance Party to pay without further confirmation or investigation from or by it any demand appearing or purporting to be validly made pursuant to any Documentary Credit. Where any Documentary Credit calls for certificates or other documents each Finance Party may assume, without investigation, that the certificates or documents tendered are duly signed by the person by whom they appear to be signed and that such certificates or documents and any matters or facts stated therein are genuine and correct. Without prejudice to the rights under the Code (which shall apply in relation to all Documentary Credits issued under this Agreement), the relevant Account Party agrees to reimburse each Finance Party forthwith on written demand for any amounts paid by such Finance Party pursuant to any such demand in the currency paid by such Finance Party together with interest on such amounts at a rate determined in accordance with Clause 13.5 (Interest on overdue amounts) from the date such amounts are paid by such Finance Party until reimbursement as aforesaid.

(c)
The obligations of each Account Party under this Clause 8.1 (Counter-Indemnity from Account Party) shall not be impaired by (a) any waiver or time granted to or by any Finance Party, (b) any release or dealings with any rights or security by any Finance Party (including, without limitation, under the Finance Documents), (c) any invalidity of any Documentary Credit, or (d) any other circumstances which might impair such obligations.

(d)
So long as any amount is or is capable of becoming outstanding by any Obligor to any of the Finance Parties under any of the Finance Documents or any Commitment is in force, no Account Party shall by virtue of any payment made by it pursuant to this Clause 8.1 (Counter-Indemnity from Account Party) or by virtue of any realisation of security made in respect of its obligations under this Clause 8.1 (Counter-Indemnity from Account Party), claim or exercise any rights or claims for indemnity against any member of the Group in competition with any Finance Party.

(e)
The general obligations of the Finance Parties under the Code in respect of any Documentary Credit shall be supplemented by any specific written instructions from the Obligors which any such Finance Party agrees in writing to implement in respect of a specific Documentary Credit.

8.2	Lenders' Counter-guarantee

(a)
Each Lender independently guarantees (Garantie) to each Documentary Credit Bank, on demand by that Documentary Credit Bank from time to time, the due performance by each Account Party in relation to each Documentary Credit issued by that Documentary Credit Bank, of its obligations under Clause 8.1 (Counter-Indemnity from Account Party), provided that the liability of each Lender in relation to any particular default in performance of such obligations by such Account Party shall not exceed such Lender's Documentary Credit Proportion of the amount in default.

(b)
Each Documentary Credit Bank shall promptly notify each Lender, the Facility Agent and the Obligors' Agent of any demand served on it under any Documentary Credit and each payment made pursuant thereto and of any failure by any Account Party in performing its obligations under Clause 8.1 (Counter-Indemnity from Account Party).

(c)
The guarantees of each of the Lenders contained in this Clause 8.2 (Lenders' Counter-guarantee) shall be as supplemented by the terms set out in Schedule 4 (Terms of Lenders' Guarantee to Documentary Credit Bank) (to which terms each Lender agrees). The provisions of Clause 19.5 (No set-off or counterclaim) and Clause 16.1 (Gross-up) shall apply, mutatis mutandis, in relation to payments to be made by each Lender to any Documentary Credit Bank pursuant to this Clause.

(d)
Each Obligor agrees that, to the extent that any Lender makes any payment to a Documentary Credit Bank pursuant to this Clause 8.2 (Lenders' Counter-guarantee), that Lender will thereupon become the creditor of any rights that Documentary Credit Bank may then have against any Obligor in respect of the amount so paid by that Lender by way of assignment and the Documentary Credit Bank hereby agrees to assign any such rights to that Lender, and each Account Party will indemnify such Lender in respect of the amount so paid by that Lender. Each Account Party shall also indemnify that Lender against all costs and expenses incurred by that Lender in recovering or attempting to recover any amount pursuant to its rights of subrogation referred to above.

(e)
By becoming a party to this Agreement, the Lenders hereby agree that the issuing of guarantees, counter-guarantees, standby letters of credit and sureties on a “first demand” basis is subject to certain special risks. The Lenders acknowledge and agree that they are obliged to make payment without delay on receipt of a demand for payment from the relevant party where made in conformity with the terms of the Documentary Credit. After the Lenders' payment, the relevant Borrower can assert any defences or objections based on the underlying transaction (including due to wrongful delivery or warranty claims) against the beneficiary of such Documentary Credit directly. Consequently, the Lenders acknowledge that they will bear certain risks in relation to such claims, including enforcement of their claims against the relevant beneficiary in recovery proceedings, litigation in the pursuit of such claim and the realisation of such claims (including where the such claims may be prejudiced by other enforcement proceedings or by the bankruptcy of the relevant beneficiary).

8.3	Documentary Credit Bank's Position
To the extent not inconsistent with a Documentary Credit Bank acting (as it does) as principal and not as agent in issuing and agreeing to issue any Documentary Credit under this Agreement the provisions of Clause 25 (The Administrative Parties) excluding or restricting liability and responsibility shall apply mutatis mutandis for the benefit of a Documentary Credit Bank in its relations with the Lenders and each Account Party.

8.4	Change of Documentary Credit Bank

(a)
The Facility Agent, with the prior approval of the Obligors and the Majority Lenders, may designate any Lender (if such Lender agrees so to act) as a replacement or additional Documentary Credit Bank, but not with respect to Documentary Credits already issued by an existing Documentary Credit Bank, provided that there shall be no more than four Documentary Credit Banks at any one time.

(b)
A Documentary Credit Bank may resign (with respect only to Documentary Credits to be issued after the expiry date of its resignation notice) at any time on or after the first anniversary of the date of this Agreement on giving not less than three months' prior written notice to the Facility Agent and the Obligors' Agent to expire on or after such first anniversary if (i) the Obligors and the Majority Lenders consent, or (ii) there is in the reasonable opinion of that Documentary Credit

Bank an actual or potential conflict of interest in it continuing to act as Documentary Credit Bank, or (iii) it ceases to have a Commitment in effect.

8.5	Documentary Credit Amendments

(a)	In relation to any amendment to the terms of a Documentary Credit issued hereunder, any amendments relating to:

(i)
an increase in the amount or extension of any Documentary Credit shall be subject to the relevant Documentary Credit Bank being satisfied that if a new Documentary Credit was issued (rather than an amendment to increase the current amount of, or extend, the Documentary Credit) the conditions in relation to the issue of a replacement Documentary Credit for such additional amount or extension, as the case may be, would be satisfied; and

(ii)	a change in conditions (other than an increase in the amount or extension of the Documentary Credit) shall be subject to the consent of the relevant Documentary Credit Bank acting reasonably.

(b)	The amount of each Lender's participation in each Documentary Credit issued by the Documentary Credit Bank will be equal to its Documentary Credit Proportion.

8.6	Cash collateral by Non-Acceptable Documentary Credit Lender

(a)
If, at any time, a Lender under the Revolving Facility is a Non-Acceptable Documentary Credit Lender, the Documentary Credit Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling 3 Business Days after the request by the Documentary Credit Bank, an amount equal to that Lender's Documentary Credit Proportion of the outstanding amount of a Documentary Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Documentary Credit Bank.

(b)
The Non-Acceptable Documentary Credit Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Documentary Credit Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Documentary Credit Bank in respect of that Documentary Credit.

(c)
Until no amount is or may be outstanding under that Documentary Credit, withdrawals from the account may only be made to pay to the Documentary Credit Bank amounts due and payable to the Documentary Credit Bank by the Non-Acceptable Documentary Credit Lender under the Finance Documents in respect of that Letter of Credit.

(d)	Each Lender under the Revolving Facility shall notify the Facility Agent and the Parent:

(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with this Agreement whether it is a Non-Acceptable Documentary Credit Lender; and

(ii)
as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable Documentary Credit Lender,and an indication in Schedule 1 (Original Parties), in a Transfer Certificate to that effect will constitute a notice under paragraph (d)(i) to the Facility Agent and, upon delivery in accordance with Clause 31.3(c) (Procedure for transfer (Vertragsübernahme)), to the Parent.

(e)
Any notice received by the Facility Agent pursuant to paragraph (d) above shall constitute notice to the Documentary Credit Bank of that Lender's status and the Facility Agent shall, upon receiving each such notice, promptly notify the Documentary Credit Bank of that Lender's status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 8.6:

(i)	ceases to be a Non-Acceptable Documentary Credit Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Documentary Credit, that Lender may, at any time it is not a Non-Acceptable Documentary Credit Lender, by notice to the Documentary Credit Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Documentary Credit (together with any accrued interest) standing to the credit of the relevant account held with the Documentary Credit Bank be returned to it and the Documentary Credit Bank shall pay that amount to the Lender within 3 Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

8.7	Cash cover by Borrower

(a)
If a Lender which is a Non-Acceptable Documentary Credit Lender fails to provide cash collateral (or notifies the Documentary Credit Bank that it will not provide cash collateral) in accordance with Clause 8.6 (Cash collateral by Non-Acceptable Documentary Credit Lender) and the Documentary Credit Bank notifies the Obligors' Agent (with a copy to the Facility Agent) that it requires the Borrower of the relevant Documentary Credit or proposed Documentary Credit to provide cash cover to an account with the Documentary Credit Bank in an amount equal to that Lender's Documentary Credit Proportion of the outstanding amount of that Documentary Credit and in the currency of that Documentary Credit then that Borrower shall do so within 3 Business Days after the notice is given.

(b)	Notwithstanding Clause 1.2(a)(ii) (Construction), the Documentary Credit Bank may agree to the withdrawal of amounts up to the level of that cash cover from the account if:

(i)	it is satisfied that the relevant Lender is no longer a Non-Acceptable Documentary Credit Lender; or

(ii)	the relevant Lender's obligations in respect of the relevant Documentary Credit are transferred to a New Lender in accordance with the terms of this Agreement.

(c)
To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 8.7, the relevant Lender's Documentary Credit Proportion in respect of that Documentary Credit will remain (but that Lender's obligations in relation to that Documentary Credit may be satisfied in accordance with Clause 1.2(a)(ii) (Construction)). However, the relevant Borrower's obligation to pay any guarantee fee in relation to the relevant Documentary Credit to the Facility Agent (for the account of that Lender) in accordance with paragraph Clause 27.5(a) (Guarantee Fee) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)
The relevant Documentary Credit Bank shall promptly notify the Facility Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 8.7 and of any change in the amount of cash cover so provided.

9.	ANCILLARY FACILITIES

9.1	Ancillary Facility

(a)
Each Borrower may, at any time during the Availability Period, by notice in writing to the Facility Agent request the establishment of an ancillary facility by the conversion of the unutilised Revolving Facility Commitment (or part thereof) of any Lender under the Revolving Facility into an Ancillary Commitment (an “Ancillary Facility”) with effect from the date (the “Effective Date”) specified in such notice (being a date not less than five Business Days after the date such notice is received by the Facility Agent), provided that the aggregate amount of all Ancillary Facilities shall at no time exceed a Euro Amount of EUR 30,000,000 without the prior written consent of the Majority Lenders.

(b)	Any notice delivered in accordance with Clause 7.1(a) (Ancillary Facility) shall specify:

(i)	the proposed Borrower;

(ii)	the proposed start and expiry date for the Ancillary Facility concerned (and the expiry date must fall on or prior to the Final Maturity Date);

(iii)	the type of the proposed Ancillary Facility;

(iv)	the proposed Lender;

(v)	the amount of the proposed Ancillary Facility;

(vi)	the principal commercial terms (including level of margins); and

(vii)	such other details as to the nature, amount and operation of the proposed Ancillary Facility as the Facility Agent may reasonably require, and the Facility Agent shall promptly notify each Lender upon receipt of any such notice.

(c)
Any Lender so nominated under Clause 9.1(a) shall become an Ancillary Bank authorised to make the proposed Ancillary Facility available with effect on and from the Effective Date subject to the approval of the Facility Agent (acting reasonably) and the Facility Agent having received notification in writing from the Lender so nominated that it agrees to provide the proposed Ancillary Facility. Such Lender shall have no obligation to agree.

(d)	A Borrower may only request the establishment of an Ancillary Facility out of a Lender's Revolving Commitment.

(e)
In the event that a Lender agrees to the designation, in accordance with Clause 9.1(a) above, of all or a portion of its Revolving Commitment to be made available by way of Ancillary Facilities then with effect from such date as the relevant Lender, the Parent and the Facility Agent may agree the Revolving Commitment of such Lender shall (except for the purpose of determining the Majority Lenders) be reduced by the maximum exposure (excluding accrued uncapitalised interest, fees and like charges) which it has agreed to accept (whether by way of loan or otherwise) by way of such Ancillary Facilities made available by that Lender. In the event that such Lender ceases to make available all or part of such Ancillary Facilities or demands repayment of such Ancillary Facilities in accordance with the terms of this Agreement its Revolving Commitment shall be increased accordingly.

(f)
Any material variation in any Ancillary Facility or any proposed increase or reduction in the Ancillary Commitment relating thereto shall be effected on and subject to the provisions, mutatis mutandis, of Clauses 9.1 (Ancillary Facility) and 9.2 (Operation of Ancillary Facilities).

(g)
Until notice has been served under Clause 24.16 (Acceleration) no Ancillary Bank may demand repayment of any monies or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility, or take any analogous action under its Ancillary Facility, save to the extent that there are at such time Revolving Commitments available to be drawn down under this Agreement (and for the purposes of determining whether or not Revolving Commitments are so available the Revolving Commitment of the Ancillary Bank shall be deemed to be increased by the amount, not exceeding the amount of its Ancillary Commitment, so demanded, any Advance to be made to refinance the Ancillary Outstandings shall be a Rollover Utilisation and Clauses 4.2(a) and (b) (Further Conditions Precedent) shall not apply thereto), and such Advance shall be used to repay or provide cash cover in respect of the amount so demanded under the Ancillary Facility. Each Lender will participate in such Advance in such amount (as determined by the Facility Agent) as will result as nearly as possible in the aggregate amount of its participation in all of the Advances and its maximum potential liability in respect of Documentary Credits (whether under such Documentary Credits or under Clause 8.2 (Lenders' Counter-guarantee)) then outstanding bearing the same proportion to the aggregate amount of the Utilisations under the Revolving Facility then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments.

(h)
The Ancillary Commitment of any Ancillary Bank shall terminate no later than the Final Maturity Date. Any Ancillary Outstanding outstanding on the Final Maturity Date shall be repaid in full by the relevant Borrower on such date unless the relevant Ancillary Bank agrees with that Borrower to continue the Ancillary Facility as a stand-alone bilateral facility independent of this Agreement.

9.2	Operation of Ancillary Facilities

(a)
The rate of interest, fees and other remuneration in respect of each Ancillary Facility shall be determined by agreement between the Ancillary Bank and the Borrower concerned and the fees and other remuneration for all Ancillary Facilities shall be based upon the normal market rates and terms from time to time of the Ancillary Bank.

(b)	In the case of inconsistency between any term of an Ancillary Facility and the terms of this Agreement, the terms of this Agreement shall prevail.

(c)
Subject to paragraphs (a) and (b) above, the terms governing the operation of any Ancillary Facility shall be those determined by agreement between the Ancillary Bank and the Borrower concerned, provided that such terms are based upon normal commercial terms, save as may be varied by this Agreement. A copy of such terms shall on request by the Facility Agent be provided by the Ancillary Bank to the Facility Agent (and each Borrower consents to such copies being provided to the Facility Agent and, if requested, any Lender).

(d)
Each Borrower and each Ancillary Bank agrees with and for the benefit of each Lender that the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Bank shall not exceed the Ancillary Commitment applicable to that Ancillary Facility.

(e)
Each Borrower and each Ancillary Bank will, promptly upon request by the Facility Agent, supply the Facility Agent with such information relating to the operation of each Ancillary Facility provided by such Ancillary Bank (including, without limitation, the Ancillary Outstandings thereunder) as the Facility Agent may from time to time reasonably request. Each Borrower consents to all such information being released to the Facility Agent.

9.3	Ancillary Facilities – Loss Sharing
The provisions of Schedule 12 (Ancillary Facilities – Loss Sharing) shall apply in relation to any Ancillary Facility following service of notice under Clause 24.16 (Acceleration).

9.4	Affiliates of Lenders as Ancillary Banks

(a)
Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Bank. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount of the Lender's Revolving Facility Commitment from time to time. For the purposes of calculating the Lender's Available Commitment with respect to the Revolving Facility, the Lender's Revolving Facility Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates under the Revolving Facility.

(b)	The Parent shall specify any relevant Affiliate of a Lender in any notice delivered by the Parent to the Agent pursuant to paragraph (b) of Clause 9.1 (Ancillary Facility).

(c)
Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Bank and the relevant Ancillary Bank is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.5	Affiliates of Borrowers

(a)
Subject to the terms of this Agreement, an Affiliate of a Borrower may utilise any Ancillary Facility, as the case may be, made available to a Borrower, to the extent so permitted under the terms of the relevant Ancillary Documents.

(b)	In the event that any Affiliate of a Borrower utilises any Ancillary Facility in accordance with paragraph (a) above, such Borrower shall remain as primary obligor for any amount so utilised.

(c)	The Obligors' Agent shall specify any relevant Affiliate of a Borrower in any notice delivered pursuant to Clause 9.1 (Ancillary Facility).

(d)	If a Borrower ceases to be a Borrower under this Agreement, its Affiliate shall cease to have any rights under the relevant Ancillary Document.

10.	CURRENCIES AND PAYMENTS

10.1	Denomination
Utilisations may only be denominated in Euro or an Optional Currency.

10.2	Selection
A Borrower must select the currency of a Utilisation in its Request.

10.3	Conditions relating to currencies
A Utilisation may be denominated in a currency other than Euros (in the case of an Advance, for its Term) if that currency has been approved by all Lenders.

10.4	Revocation of currency

(a)	Notwithstanding any other term of this Agreement, if before 9.30 a.m. Munich time on any Rate Fixing Day in relation to an Advance the Facility Agent receives notice from a Lender that:

(i)	the Optional Currency requested for that Advance is not readily available to it in the relevant interbank market in the amount and for the Term required; or

(ii)	participating in a Utilisation in the proposed Optional Currency might contravene any law or regulation applicable to it, the Facility Agent must give notice to the Obligors' Agent to that effect promptly and in any event before 11.00 a.m. Munich time on that day.

(b)	In this event:

(i)	that Lender must participate in the Advance in Euros; and

(ii)	the share of that Lender in the Advance and any other similarly affected Lender(s) will be treated as a separate Advance denominated in Euros for that Term.

(c)
Any part of a Utilisation treated as a separate Utilisation under this Clause 10.4 will not be taken into account for the purposes of any limit on the number of Utilisations or currencies outstanding at any one time.

(d)
A Utilisation which would otherwise be a Rollover Utilisation will still be a Rollover Utilisation if it is not denominated in the same currency as the maturing Utilisation by reason only of the operation of this Clause 10.4.

10.5	Notification
The Facility Agent must notify the Lenders and the Obligors' Agent of the relevant Euro Amount of each Utilisation (and the applicable Agent's Spot Rate of Exchange) promptly after they are ascertained.

11.	REPAYMENT

11.1	Repayment of Utilisations

(a)	Subject to paragraph (b) below, each Borrower must repay each Advance in full on its Maturity Date.

(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, if one or more Advances are to be made available to a Borrower:

(i)	on the same day that a maturing Advance is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Advance; and

(iii)	in whole or in part for the purpose of refinancing the maturing Advance;
the aggregate amount of the new Advances shall be treated as if applied in or towards repayment of the maturing Advance so that:

(A)	if the amount of the maturing Advance exceeds the aggregate amount of the new Advances:

(1)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)
each Lender's participation (if any) in the new Advances shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation (if any) in the maturing Advance and that Lender will not be required to make its participation in the new Advances available in cash; and

(B)	if the amount of the maturing Advance is equal to or less than the aggregate amount of the new Advances:

(1)	the relevant Borrower will not be required to make any payment in cash; and

(2)
each Lender will be required to make its participation in the new Advances available in cash only to the extent that its participation (if any) in the new Advances exceeds that Lender's participation (if any) in the maturing Advance and the remainder of that Lender's participation in the new Advances shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Advance.

(c)
At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Advances then outstanding will be automatically extended to the Final Maturity Date and will be treated as separate Advances (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)
A Borrower to whom a Separate Loan is outstanding may prepay that Advance by giving five Business Days' prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)
Interest in respect of a Separate Loan will accrue for successive Terms selected by the Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Tern of that Advance.

(f)
The terms of this Agreement relating to Advances generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan

(g)	On the Final Maturity Date any Utilisation then outstanding:

(i)	in the case of an Advance, shall be repaid in full; or

(ii)	in the case of a Documentary Credit, shall be released unless:

(A)	full cash cover has been provided to the amount of such Utilisation; or

(B)	such Documentary Credit is backed by a bank guarantee agreed to by all Lenders and the Obligors' Agent (each acting reasonably).

(h)	On the Final Maturity Date any L/G then outstanding shall be released unless:

(i)	full cash cover has been provided to the amount of such Utilisation; or

(ii)	such L/G is backed by a bank guarantee agreed to by the respective Issuing Bank and the Obligors' Agent (each acting reasonably).
Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

12.	PREPAYMENT AND CANCELLATION

12.1	Mandatory prepayment - illegality

If at any time after the date of this Agreement, it becomes unlawful in any applicable jurisdiction for any Lender to allow all or part of its Commitments to remain outstanding and/or to make, fund or allow to remain outstanding all or part of its share of any Utilisation and/or to carry out all or any of its other obligations under this Agreement:

(a)	upon that Lender notifying the Obligors' Agent, its Commitments shall be cancelled to the extent of the illegality; and

(b)
the Borrowers shall prepay that Lender's portion of each Utilisation on the last day of the relevant Term and forthwith provide cash cover in an amount equal to that Lender's contingent liability in relation to each Documentary Credit and L/G or, if earlier, the date specified by the Lender in its notice as may be necessary to comply with the relevant law or directive (being no earlier than the last day of any applicable grace period permitted by law) with accrued interest thereon and any other sum then due to that Lender under this Agreement.

12.2	Mandatory prepayment – disposal

(a)	The Obligors' Agent must promptly notify the Facility Agent of a disposal of all or substantially all of the business and/or assets of the Group.

(b)	On any such disposal referred to in paragraph (a) above:

(i)	each Borrower must immediately repay or prepay each Ancillary Facility it has utilised, each Utilisation made by it; and

(ii)	the Total Commitments will be immediately cancelled.

12.3	Mandatory prepayment - Change of Control

(a)	The Obligors' Agent must, within 5 days of the Obligors' Agent becoming so aware, notify the Facility Agent in writing if it becomes aware of any Change of Control.

(b)
Upon written notification pursuant to paragraph (a) above, each Lender shall have the right by giving notice to that effect through the Facility Agent to the Obligors' Agent within a period of 10 days following the notification of the Change of Control by the Obligors' Agent, to require the cancellation of its Commitments and prepayment of its participation in the Facilities (including its share of any Documentary Credit) and of each L/G and each Documentary Credit issued by it in its capacity as Documentary Credit Bank and/or any Ancillary Facility made available by it, provided that no Documentary Credit Bank may require the prepayment of any Documentary Credit issued by it unless it requires prepayment in full of its participation in the Facilities. In such case, the Obligors' Agent may within 5 days after receipt of each such notification by the Facility Agent request that each Lender shall enter into good faith negotiations with the Obligors' Agent for a period no longer than 10 days from the date of the Parent's request with a view to agreeing a basis on which the Facilities and/or Ancillary Facility can be continued (the “CoC Negotiation Period”). To the extent such agreement is reached between all or some of the Lenders and the Obligors' Agent, the Facilities and/or any Ancillary Facility, as the case may be, shall be continued on the agreed basis between the Obligors' Agent and the Lenders wishing to continue if such Lenders have notified the Obligors' Agent (through the Facility Agent) accordingly no later than the date falling one Business Day after the expiry of the CoC Negotiation Period, provided that, with respect to each Lender which does not give such notice to the Facility Agent on or before such date, such Lender's Commitments shall be immediately cancelled and its participation in all outstanding Utilisations, its Ancillary Outstandings and any L/Gs and Documentary Credits it has issued, together with accrued interest, and all other amounts accrued under the Finance Documents, shall be immediately due and payable whereupon:

(i)
each Borrower must immediately repay to such Lender the portion of each Utilisation by such Lender(s) and any Ancillary Facility made available by it and borrowed from or representing exposure of such Lender and any Documentary Credit and L/G issued by that Lender; and

(ii)	the Commitments of that Lender will be immediately cancelled.

12.4	Voluntary prepayment

(a)
The Parent may, by giving not less than three Business Days' prior notice to the Facility Agent (or, in case of an L/G, to the respective Issuing Bank or, in case of a Documentary Credit, to the Facility Agent and the respective Documentary Credit Bank), prepay or procure the relevant Borrower to prepay any Utilisation at any time in whole or in part.

(b)
A prepayment of part only of a Utilisation must be in a minimum amount of Euro 5 million in the case of an Advance or Euro 500,000 in the case of a Documentary Credit (or in each case the Optional Currency equivalent).

(c)
Prepayments must be made together with interest accrued on the amount prepaid, and if not made on the last day of an applicable Term, will be subject to Break Costs but otherwise without penalty or premium.

(d)	Subject to the other terms of this Agreement, any amount prepaid in accordance with this Clause 12.4 may be reborrowed.

12.5	Automatic cancellation
The Commitments of each Lender will be automatically cancelled:

(a)	if no Utilisation is made by 15 February 2011; or

(b)	at the close of business on the last day of the Availability Period.

12.6	Voluntary cancellation

(a)	The Parent may, by giving not less than three Business Days' prior notice to the Facility Agent, cancel an Available Facility in whole or in part.

(b)	Partial cancellation of an Available Facility must be in a minimum amount of Euro 5 million.

(c)	Any cancellation in part of Commitments pursuant to this Clause 12.6 will be applied to the relevant Facility as determined by the Parent against the respective Commitments of each Lender pro rata.

(d)	Subject to Clause 2.3 (Increase), amounts cancelled may not be reinstated.

12.7	Involuntary prepayment and cancellation

(a)
If a Borrower is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost or a Lender specifies a rate under paragraph 3(a) of Schedule 5, the Obligors' Agent may, while the requirement continues, give notice to the Facility Agent of prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay that Lender's share in each Utilisation utilised by it and any L/Gs issued by that Lender on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)
The date for repayment or prepayment of a Lender's share in a Utilisation will be the last day of the current Term for that Utilisation or, if earlier, the date specified by the Obligors' Agent in its notification (subject to the payment of any applicable Break Costs).

12.8	Right of cancellation in relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 5 Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders

12.9	Miscellaneous provisions

(a)
Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Utilisations and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	Except to the extent expressly set out in this Agreement, no amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

13.	INTEREST

13.1	Calculation of interest
The rate of interest on each Advance for its Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR or, in the case of an Advance denominated in an Optional Currency, LIBOR; and

(c)	Mandatory Costs.

13.2	Payment of interest
Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Advance made to it on the last day of each Term provided that, if the Term is longer than six months, such accrued interest must also be paid on the dates falling at six-monthly intervals after the first day of that Term.

13.3	Margin
Subject to Clause 13.4 (Margin Ratchet), the Margin will be 1.75 per cent. per annum.

13.4	Margin Ratchet

(a)
If at any time, the then current Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) received by the Facility Agent discloses that the ratio (the “Ratio”) of Consolidated Net Financial Indebtedness to Consolidated EBITDA for the Measurement Period to which that Compliance Certificate relates is within the ranges set out in the table below the Margin in respect of any outstanding Utilisation shall be adjusted (upwards or downwards) from the date on which the relevant Compliance Certificate has been received by the Facility Agent to the level set opposite the applicable Ratio in the table:

Ratio	Margin % p.a.
Greater than or equal to 2.25:1	2.25
Less than 2.25:1 but greater than or equal to 1.50:1	2.00
Less than 1.50:1	1.75
Upon delivery of the next set of Quarterly Consolidated Accounts, the margin shall revert to its original level or such other level as is determined in accordance with this Clause 13.4.

(b)
If the Obligors' Agent fails to deliver any Quarterly Consolidated Accounts by the latest date provided for in Clause 22.2(a)(i), (ii) or (iii) (Financial Information) the Margin applicable to the Utilisations shall be the highest Margin in relation thereto appearing in the above table until such Quarterly Consolidated Accounts (and any related certificate) are delivered to the Facility Agent.

(c)
Upon the occurrence of an Event of Default and the Facility Agent giving notice to the Obligors' Agent under this Clause 13.4(c), the Margin applicable to the Utilisations shall be the highest Margin in relation thereto appearing in the above table until such time as no Event of Default is continuing, whereupon the Margin shall be determined in accordance with the provisions set out in this Clause 13.4 on the basis of the most recently delivered Quarterly Consolidated Accounts.

13.5	Interest on overdue amounts

(a)
If an Obligor fails to pay any amount (other than interest) payable by it under the Finance Documents, it must on demand by the Facility Agent pay interest on the overdue amount (other than interest) from its due date up to the date of actual payment, both before, on and after judgment.

(b)
Interest on an overdue amount (other than interest) is payable at a rate determined by the Facility Agent to be one per cent. (1.00%) per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably and after consultation with the Obligors' Agent):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of an Advance and becomes due and payable prior to the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. (1.00%) per annum above the rate then payable on that Advance.
After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)
If an Obligor does not pay any interest when due under the Finance Documents, it shall make a liquidated damages payment for all amounts of interest overdue equal to the sum which is payable by applying the rate to be determined in accordance with paragraph (b) above on the amount of interest overdue, notwithstanding the defaulting Obligor's right to prove that no damage had arisen, or that damage has not arisen in the asserted amount.

13.6	Notification of rates of interest
The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

14.	TERMS

14.1	Selection

(a)	Each Advance has one Term only.

(b)	A Borrower must select the Term for an Advance in the relevant Request.

(c)	Subject to the following provisions of this Clause 14, each Term for an Advance will be:

(i)
one, two, three or six months or any other duration not exceeding six months ending on the Maturity Date of an existing Advance or on the Final Maturity Date, at the option of the relevant Borrower, provided that there shall be no more than four Terms of one month in any period of 12 consecutive months; or

(ii)	as agreed by the relevant Borrower and the Facility Agent, any other period of less than six months; or

(iii)	as agreed by the relevant Borrower and all Lenders, any other period of more than six months.

14.2	No overrunning the Final Maturity Date
If a Term for an Advance would otherwise overrun the Final Maturity Date it will be shortened so that it ends on the Final Maturity Date.

14.3	Other adjustments
Subject to Clause 14.1(c)(iii) (Selection), the Facility Agent and the relevant Borrower may enter into such other arrangements as they may agree for the adjustment of Terms.

14.4	Notification
The Facility Agent must notify the Obligors' Agent and the Lenders of the duration of each Term promptly after ascertaining its duration.

15.	MARKET DISRUPTION

15.1	Failure of a Reference Bank to supply a rate
If an IBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon Munich time on a Rate Fixing Day, the applicable IBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

15.2	Market disruption

(a)	In this Clause 15, each of the following events is a “market disruption event":

(i)	an IBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon Munich time on the Rate Fixing Day; or

(ii)
the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Utilisation exceed 40 per cent. of that Advance that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of the relevant IBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Obligors' Agent and the Lenders of the occurrence of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender's share in the affected Advance for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)
rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Utilisation from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

15.3	Alternative basis of interest or funding

(a)
If a market disruption event occurs and the Facility Agent or the Obligors' Agent so requires, the Obligors' Agent and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Utilisation and any future Utilisation.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

16.	TAXES

16.1	Gross-up
All payments by an Obligor under the Finance Documents shall be made without any deduction or withholding and free and clear of and without deduction or withholding for or on account of any Taxes except to the extent that the Obligor is required by law to make payment subject to any Tax. If any Tax or amounts in respect of Tax must be deducted, or any other deductions must be made, or withheld from any amounts payable or paid by an Obligor under the Finance Documents, the Obligor shall pay such additional amounts, as may be necessary to ensure that the relevant Finance Party receives a net amount equal to the full amount which it would have received had the payment not been made subject to any such deduction or withholding provided, however, that no Obligor shall be liable to pay any such additional amounts pursuant to this Clause 16.1 in respect of Taxes not imposed by way of deduction or withholding.

16.2	Tax receipts
All Taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by the relevant Obligor on or before the time when such Taxes are due and the Obligor shall, within a month of the payment being made, deliver to the Facility Agent for the relevant Lender evidence satisfactory to that Lender (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

16.3	Tax Saving

(a)
If, following the imposition of any Tax on any payment by any Obligor in consequence of which such Obligor pays an additional amount under Clause 16.1 (Gross-up), any Finance Party shall as a result of such payment receive or be granted a credit against or remission for or deduction or relief from or in respect of any Tax payable by it which in such Finance Party's opinion (acting in good faith) is both identifiable and quantifiable by it without requiring such Finance Party or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying (any of the foregoing, to the extent so identifiable and quantifiable, being referred to as a “saving”), such Finance Party shall, to the extent that it can do so without prejudice to the retention of the relevant saving and subject to such Obligor's obligation to repay promptly on demand by the Finance Party the amount to such Finance Party if the relevant saving is subsequently disallowed or cancelled, reimburse such Obligor promptly after receipt of such saving by such Finance Party with such amount as such Finance Party shall in good faith have concluded will leave it after such reimbursement in the same after-Tax position as it would have been in had payment of the additional amount not been required to be made by the Obligor under Clause 16.1 (Gross-up).

(b)
Nothing contained in this Agreement shall interfere with the right of any Finance Party to arrange its Tax and other affairs in whatever manner it thinks fit. No Finance Party shall be required to disclose any confidential information relating to the organisation of its affairs.

16.4	Tax indemnity

(a)
Except as provided below, each Obligor must indemnify (within five Business Days of demand) a Finance Party against any loss or liability which that Finance Party determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply:

(i)	to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(A)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable, including any amount treated as income but not actually received by the

Finance Party) by that Finance Party; or
(ii)    to the extent a loss, liability or cost is compensated for by an increased payment under Clause 16.1 (Gross-up).

(c)
A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Facility Agent of the event (but without being required to disclose any confidential information) which will give, or has given, rise to the claim, following which the Facility Agent shall promptly notify the Obligors' Agent.

16.5	STAMP TAXES
Each Obligor shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

16.6	VAT

(a)
For clarification purposes, all amounts set out in, or expressed to be payable under, a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply and, accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT, unless the VAT is owed by the recipient of the supply (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient shall promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant Tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party determines in its sole discretion that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant Tax authority in respect of the VAT.

17.	INCREASED COSTS

17.1	Increased Costs
Except as provided below in this Clause 17, the Obligors' Agent must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)
the introduction of, or any change in, or any change in the interpretation, administration or application of any law or regulation by any authority charged with the introduction, making, interpretation, administration or application of the same; or

(b)	compliance with any law or regulation,
made after the date of this Agreement, provided that such Increased Costs shall not include, save, in the case of a transferee Lender, to the extent the Borrowers were obliged to pay such costs to the transferor, any costs incurred by any Finance Party as a result of the implementation of the Basel II Framework.

17.2	Exceptions
The Obligors' Agent need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for by payment of the Mandatory Cost;

(b)
attributable to a change (whether of basis, timing or otherwise) in the Tax on the net income of the Facility Agent or that Lender or compensated for under Clause 16 (Taxes) or which would have been compensated for under Clause 16 (Taxes) but for the exceptions contained therein; or

(c)	attributable to the wilful breach by a Finance Party or its Affiliate with any law or directive.

17.3	Claims

(a)
A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to, and the amount of, the claim, following which the Facility Agent will notify the Obligors' Agent.

(b)	Each Finance Party must, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of Increased Costs.

18.	MITIGATION

18.1	Mitigation

(a)	Each Finance Party must, in consultation with the Obligors' Agent, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any Mandatory Cost,
including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Obligors' Agent must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under paragraph (a) above.

(d)	A Finance Party is not obliged to take any step under paragraph (a) above if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.2	Conduct of business by a Finance Party
No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)
(without prejudice to Clause 16.3(a) (Tax Saving)) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

19.	PAYMENTS

19.1	Place of Payments
Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of Euro, in the principal financial centre of a Participating Member State or London, as it may notify to that Party for this purpose by not less than five Business Days' prior notice.

19.2	Funds
Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

19.3	Distribution

(a)
Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of Euro, in the principal financial centre of a Participating Member State or London, as it may notify to the Facility Agent for this purpose by not less than five Business Days' prior notice.

(b)
The Facility Agent may apply any amount received by it for payment to an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)
Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

19.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in Euros.

19.5	No set-off or counterclaim
All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

19.6	Business Days

(a)
If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

19.7	Partial payments

(a)
If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Facility Agent must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties and the Issuing Banks;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee (including fronting fees and guarantee fees) due but unpaid under this Agreement;

(iii)
thirdly, in or towards payment pro rata of any other principal amount due but unpaid under this Agreement and any amount due but unpaid under Clause 7.2 (Claims under an L/G), Clause 7.3 (Indemnities) and Clause 8.1 (Counter-Indemnity from Account Party); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by all the Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	This Clause 19.7 will override any appropriation made by an Obligor.

19.8	Timing of payments
If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

20.	GUARANTEE

20.1	Guarantee (Garantie) and indemnity (Ausfallhaftung)
Each Guarantor irrevocably and unconditionally jointly and severally (gesamtschuldnerisch):

(a)
guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to each Finance Party to pay to that Finance Party any amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower; the payment shall be due (fällig) within three Business Days of a written demand by a Finance Party (or the Facility Agent on its behalf) stating the sum demanded from that Guarantor and that such sum is an amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Document that has not been fully and irrevocably paid by a Borrower; and

(b)
undertakes vis-à-vis each Finance Party to indemnify (schadlos halten) that Finance Party against any cost, loss or liability suffered by that Finance Party if any obligation of a Borrower under or in connection with any Finance Document or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover (Ersatz des positiven Interesses) and the claim shall be due (fällig) within three Business Days of a written demand by that Finance Party (or the Facility Agent on its behalf).

For the avoidance of doubt this guarantee and indemnity does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights and/or defences the Guarantor may have with respect to any payment requested by a Finance Party (or the Facility Agent on its behalf) under this guarantee and indemnity.

20.2	Continuing and independent guarantee and indemnity
This guarantee and indemnity is independent and separate from the obligations of any Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
The guarantee and indemnity shall extend to any additional obligations of a Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Documents, including without limitation any extension of or increase in any facility or the addition of a new facility under any Finance Document.

20.3	Reinstatement
If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

20.4	Excluded defences

(a)
The obligations of each Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of any Borrower and which would reduce, release or prejudice any of its obligations under this Clause 20, including any personal defences of any Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of any Borrower.

(b)
The obligations of each Guarantor under this Clause 20 are independent from any other security or guarantee which may have been or will be given to the Finance Parties. In particular, the obligations of each Guarantor under this Clause 20 will not be affected by any of the following:

(i)	the release of, or any time (Stundung), waiver or consent granted to, any other Obligor from or in respect of its obligations under or in connection with any Finance Document;

(ii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of any other Obligor; or

(iv)	any unenforceability, illegality or invalidity of any obligation of any other Obligor under any Finance Document.

(c)
For the avoidance of doubt nothing in this Clause 20 shall preclude any defences that any Guarantor (in its capacity as Guarantor only) may have against a Finance Party that the guarantee and indemnity does not constitute its legal, valid, binding or enforceable obligations.

20.5	Immediate recourse
No Finance Party will be required to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20. This applies irrespective of any provision of a Finance Document to the contrary.

20.6	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 20.

20.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 20:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)	to exercise any right of set-off against any Obligor; and/or

(d)
to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 19 (Payments) of this Agreement.

20.8	Release of Guarantors' right of contribution
If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

20.9	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.10	Limitation – German Guarantors
The Finance Parties agree not to enforce the guarantee created hereunder by a Guarantor incorporated in Germany as a limited liability company (GmbH) (a “German GmbH Guarantor”) under this Clause 20 if and to the extent that that guarantee secures liabilities of an affiliated company (verbundenes Unternehmen) within the meaning of Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz) of that German GmbH Guarantor (other than the German GmbH Guarantor's Subsidiaries) and if and to the extent that such enforcement would lead to the situation in which such German GmbH Guarantor's assets (the calculation of which shall take into account the captions reflected in Section 266 subsection (2) A, B and C of the German Commercial Code

(Handelsgesetzbuch)) less the sum of (A) the liabilities of the German GmbH Guarantor (the calculation of which shall take into account the captions reflected in Section 266 sub-section (3) (A)(IV) (to the extent losses are carried forward) and (V) (to the extent there is an annual loss), B, C and D of the German Commercial Code), and (B) the stated share capital (Stammkapital) of the German GmbH Guarantor (the “Net Assets”)) are less than zero or are further reduced below zero leading to a violation of the capital maintenance requirements as set out in Sections 30 and 31 of the German Limited Liability Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

(a)	For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

(i)
the amount of any increase of the stated share capital after the date hereof (excluding any such increase of stated share capital permitted pursuant to any other agreement to which the Facility Agent and the relevant German Guarantor are a party) (aa) that has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln), (bb) that has been effected in violation of the undertaking set out in paragraph (b) below or (cc) to the extent that it is not fully paid up, shall be deducted from the stated share capital;

(ii)	loans and other contractual liabilities incurred in negligent or wilful violation of the provisions of this Agreement shall be disregarded; and

(iii)
any amounts drawn by a Borrower under this Agreement and directly made available to a German GmbH Guarantor which have not yet been repaid by that German GmbH Guarantor as of the date on which a payment demand is made pursuant to this Clause 20 (Guarantee) shall be disregarded.

(b)
Each relevant Obligor will, and each Obligor will procure that each relevant member of the Group which is its Subsidiary will, effect increases of the equity of a German GmbH Guarantor whose guarantee is subject to the limitations on enforcement set out in this Clause 20.10 (Limitation – German Guarantors) by way of increase of its stated share capital only in cases where such means of increasing the equity of such German GmbH Guarantor is when compared with an increase of the equity of such German GmbH Guarantor by way of contribution into its capital reserves in the reasonable opinion of such German GmbH Guarantor's shareholders, commercially advantageous.

(c)
In addition, each German GmbH Guarantor shall realise upon enforcement of the guarantee created hereunder and a respective request of the Facility Agent, to the extent legally permitted and, in respect of the relevant German GmbH Guarantor's business, commercially justifiable, in a situation where such German GmbH Guarantor's Net Assets are, or would as a result of enforcement be, less than zero any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the asset is not necessary for such German GmbH Guarantor's business (betriebsnotwendig).

(d)
For the purpose of the calculation of the Net Assets and thus the enforceable amount, the relevant German GmbH Guarantor will deliver within 30 days after receipt from the Facility Agent of a notice stating that the Facility Agent has become entitled to demand payment under the guarantee, to the Facility Agent an up to date balance sheet drawn-up by a firm of auditors of international standard and repute together with a determination of the Net Assets. Such balance sheet and determination of Net Assets shall be prepared in accordance with accounting principles pursuant to the German Commercial Code and be based on the same principles that were applied when establishing the previous year's balance sheet.

The determination by the auditors (as set forth above, the “Auditors' Determination”) pertaining to the relevant German GmbH Guarantor shall be up to date and in any event such Auditors' Determination shall have been prepared as of a date no earlier than 15 Business Days prior to the date of the enforcement of the guarantee.

(e)
Should the relevant German GmbH Guarantor fail to deliver such balance sheet and/or determination of the Net Assets, the Facility Agent shall be entitled to demand payment under the guarantee, without limitation, but agrees to release proceeds from such enforcement to the extent required to ensure that the Net Assets shall not be less than zero.

20.11	Limitation – US Guarantors
Anything herein or in any other Finance Document to the contrary notwithstanding the maximum liability of each Guarantor which is organised under the laws of the United States of America or any State thereof (including the District of Columbia) (a “US Obligor”) hereunder and under the other Finance Documents shall in no event exceed the maximum amount beyond which the obligations of such Guarantor under this Agreement would constitute a fraudulent transfer or conveyance under applicable United States federal and state laws, including relating to the insolvency of debtors. In addition, no guarantee shall be given by any Obligor which is not a US Obligor (a “non-US Obligor”) in respect of the obligations of any US Obligor that is a Holding Company in respect of such non-US Obligor to the extent that such guarantee would cause material adverse tax consequences for such US Obligor.

21.	REPRESENTATIONS

21.1	Representations
Each Obligor (or, if so stated, the Parent) makes the representations and warranties set out in this Clause 21 to each Finance Party on the date of this Agreement.

21.2	Status

(a)
It is a limited liability company (with the exception of the Parent which is a stock corporation (Aktiengesellschaft)), duly incorporated and validly existing under the laws of its country of incorporation.

(b)	Each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

21.3	Powers and authority
It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

21.4	Legal validity
Subject to the Reservations, each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute its legal, valid, binding and enforceable obligation in accordance with its terms.

21.5	Non-conflict
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents does not and will not breach or conflict with:

(a)	any law or regulation or judicial order applicable to it so as to have a Material Adverse Effect; or

(b)	any document or the terms of any consent which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries' assets so as to have a Material Adverse Effect; or

(c)	its articles of association or any other constitutional document.

21.6	Assets
Each Obligor has title to or valid leases or licences of or otherwise is entitled to use all assets necessary to conduct its business to the extent that failure so to do would have a Material Adverse Effect.

21.7	No default

(a)	No Default relating to it has occurred and is continuing.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its assets are subject which could reasonably be expected to have a Material Adverse Effect.

21.8	Authorisations
All authorisations required in connection with its entry into, performance, validity, enforceability and admissibility into evidence of, and the transactions contemplated by, the Finance Documents have been obtained or effected and are in full force and effect.

21.9	Group Structure Chart
The Group Structure Chart is accurate in all material respects as at the date of this Agreement.

21.10	Information and Business Plan

(a)
To the best of its knowledge, information and belief, all factual written information provided by it or on its behalf to the Original Lenders in connection with the Facilities was, at the time the same was provided (or, if earlier, the date it was stated), true and accurate in all material respects and not misleading in any material respect.

(b)
The Business Plan has been prepared on the basis of (i) assumptions believed by the Parent to be reasonable, and (ii) the accounting principles used for financial reporting under the Existing Facility Agreement at the date hereof.

(c)
Nothing has occurred or been omitted from the factual information provided to the Original Lenders and no information has been given or withheld that results in any information provided being untrue or misleading in any material respect.

21.11	Accounts
The most recently delivered annual audited and quarterly unaudited financial statements of the Group:

(a)	were prepared, in the case of annual audited financial statements, in accordance with IFRS or, in the case of quarterly unaudited consolidated financial statements, in accordance with GAAP; and

(b)
in conjunction with the notes, gave a true and fair view of the financial condition of the Group as at the date to which they were drawn up and the results of the Group's operations during the relevant financial period, and as at the date of this Agreement, there has been no material adverse change in the consolidated financial condition of the Group since the date to which the Original Financial Statements were drawn up.

21.12	Litigation
No litigation, arbitration or administrative proceedings against any member of the Group are either current or, to the best of its knowledge and belief, threatened or pending which would have a Material Adverse Effect.

21.13	Security Interest
The execution of this Agreement, and the exercise by it of its rights or performance of its obligations under this Agreement, will not result in the existence of, or oblige any member of the Group to create, any Security Interest over all or any part of its present or future assets which would not be permitted to be created pursuant to Clause 22.10 (Negative pledge).

21.14	Pari passu ranking
The claims of the Finance Parties against it under the Finance Documents rank and will at all times rank pari passu in right and priority with the claims of all its other unsecured and unsubordinated creditors (actual or contingent), except for obligations which are mandatorily preferred by law applying to German companies generally.

21.15	Environmental Compliance
It and each of its Subsidiaries has complied in all respects with all Environmental Law where non compliance would have a Material Adverse Effect.

21.16	Intellectual Property Rights

(a)
The Obligors (taken together) have licenses to all the intellectual property rights which are required by the Group in order for it to carry on business in all material respects as it is being conducted and as contemplated in the Business Plan, save to the extent that failure to have or own such intellectual property would not have a Material Adverse Effect; and

(b)
The Obligors (taken together) have taken all actions (including payment of fees) required to maintain in full force and effect any registered intellectual property rights referred to in paragraph (a) above owned by it, lack of which would have a Material Adverse Effect.

21.17	Tax Liabilities

(a)
No claims are being asserted against it or any of its Subsidiaries with respect to Taxes which are reasonably likely to be determined adversely to it or to such Subsidiary and which, if so adversely determined and after taking into account any indemnity or claim against any third party with respect to such claim, would have a Material Adverse Effect and all reports and returns on which such Taxes are required to be shown have been filed within any applicable time limits and all Taxes required to be paid have been paid within any applicable time limit save, in each case, to the extent that failure to do so would not have a Material Adverse Effect.

(b)	It is not at the date hereof required to make any deduction for or on account of Tax from any interest payment it may make under any Finance Document.

21.18	Pension Schemes
The pension schemes of each Obligor are funded to the extent required by law or otherwise comply with the requirements of any material law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would have a Material Adverse Effect.

21.19	Material Adverse Change
No event or circumstance has occurred since 30 September 2009 which has had or would have a Material Adverse Effect.

21.20	Times for making Representations

(a)	The representations set out in this Clause are made by each Obligor on the date of this Agreement.

(b)
With the exception of those matters set out in Clause 21.7 (No default) (but only as to Potential Events of Default), 21.9 (Group Structure Chart), 21.10 (Information and Business Plan), 21.12 (Litigation), 21.17(b) (Tax liabilities) and 21.19 (Material Adverse Change), each representation set out in this Clause 21 is repeated by each Borrower on the date of each Request and deemed to be repeated on each Utilisation Date, in each case with reference to the facts and circumstances then existing.

22.	UNDERTAKINGS

22.1	Duration
The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement.

22.2	Financial Information

(a)	The Obligors' Agent must:

(i)
as soon as the same become available, but in any event within 120 days after the end of each of its financial years, deliver to the Facility Agent the audited consolidated accounts of the Parent for that financial year;

(ii)
as soon as the same become available, but in any event within 150 days after the end of each of its financial years ending after the date of this Agreement, deliver to the Facility Agent the IFRS reporting package (consisting in each case of a balance sheet, a profit-and-loss statement, a cash flow statement and supplementary explanations) of each Obligor, in each case prepared in accordance with IFRS or GAAP in the jurisdiction of that Obligor (such financial statements shall only be audited if actually prepared and audited or required by law to be prepared and audited);

(iii)	as soon as the same become available, but in any event within 45 days of each quarter-year end, deliver to the Facility Agent the quarterly unaudited consolidated management accounts of the Group;

(iv)	as soon as the same becomes available, but in any event within 60 days after the start of each financial year, deliver to the Facility Agent the annual budget of the Group; and

(v)	ensure that each set of accounts referred to in paragraphs (i), (ii) and (iii) above (except as may be stated in the notes):

(A)	are prepared in accordance with IFRS or GAAP or in each case such other accounting standards as provided or agreed in accordance with paragraph (b)(i) below; and

(B)
in the case of the accounts referred to in paragraphs (i) and (ii) above, give a true and fair view of the financial condition of the Group or, as the case may be, the relevant Obligor as at the date to which they were drawn up and the results of the Group's or, as the case may be, the relevant Obligor's operations during the relevant financial year.

(b)	The Obligors' Agent must:

(i)
not, without notifying the Facility Agent, change the basis on which its audited annual consolidated financial statements or quarterly unaudited consolidated financial statements or annual budgets are prepared or make any change to its financial year end such that it ceases to fall on an Accounting Date;

(ii)	if requested by the Facility Agent, supply to the Facility Agent:

(A)	a full description of any change notified under paragraph (i) above; and

(B)
sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements or the annual budget prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement;

(iii)
if requested by the Facility Agent (and, if requested by the Obligors' Agent, the Facility Agent must) enter into discussions for a period of not more than 30 days with a view to agreeing any amendments (including, for the avoidance of doubt, any amendments required to Clause 23 (Financial Covenants) pursuant to any change contemplated in sub-paragraph (i) above) required to be made to this Agreement to place the Obligors' Agent and the Lenders in the same position as they would have been in if the change had not happened. Any agreement between the Obligors' Agent and the Facility Agent made, with the prior consent of the Majority Lenders will be binding on all the Parties; and

(iv)
if no agreement is reached under paragraph (iii) above on the required amendments to this Agreement, ensure that its auditors or another firm of accountants certify those amendments and the certificate of the auditors or another firm of accountants will be, in the absence of manifest error, binding on all the Parties. In preparing the report the auditors or another firm of accountants will act as independent experts and not as auditors.

(c)
In case GAAP changes from time to time after the date of this Agreement, the determination of the financial covenants and any other financial computations to be made under this Agreement shall be made in accordance with GAAP as in force at the date of this Agreement and, when making such calculations, the figures in the financial statements of the Parent (but not, for the avoidance of doubt, the financial ratios set out in this Agreement) shall be appropriately adjusted by the Parent in good faith in consultation with its auditors, so that the effects of such changes in GAAP will be neutralised. Within ten Business Days after any such adjustment by the Parent, the Parent will furnish the Facility Agent with a certificate or written statement of a senior financial officer specifying the effective date of such change in GAAP, stating the nature of such change in GAAP generally, describing in reasonable detail the adjustments which may be required as a result of such change (including sufficient information to enable the Finance Parties to determine the financial ratios under this Agreement and to make a proper comparison between the financial position shown by the set of financial statements or the annual budget prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement) and certifying that such adjustments were made in accordance with this paragraph. Any Compliance Certificate delivered to the Facility Agent after any such change in GAAP shall include an offsetting and reconciliation (Überleitungsrechnung) in relation to any items included in the computation of the financial covenants in that Compliance Certificate in such detail as to enable the Finance Parties to make a proper comparison between the items shown by the set of financial statements delivered together with that Compliance Certificate and the items included in the computation of the financial covenants in that Compliance Certificate.

22.3	Information - Miscellaneous
The Obligors' Agent shall:

(a)
supply to the Facility Agent all formal documents despatched by the Parent to its shareholders generally (or any class of them) or its creditors generally (or any class of them) within five Business Days of the same being despatched;

(b)
supply to the Facility Agent promptly on receipt of a request by the Facility Agent, acting on the instructions of the Majority Lenders, such further information regarding the financial condition and operations of the Group, as it may reasonably request; and

(c)
promptly upon becoming aware of them, supply to the Facility Agent the details of any litigation, arbitration or administrative proceedings which are commenced against any member of the Group and which are or are reasonably likely to be determined adversely to it and which, if so adversely determined, would have a Material Adverse Effect.

22.4	Notification of Default
The Obligors' Agent shall notify the Facility Agent of:

(a)	any Default (and the steps, if any, being taken to remedy it); and

(b)	any event giving rise to an obligation to prepay all or any part of the Facility under Clause 12.2 (Mandatory prepayment – disposal) or 12.3 (Mandatory prepayment - change of control), promptly upon it becoming aware of such occurrence.

22.5	Know your customer requirements

(a)
Subject to paragraph (b) below, each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to comply with applicable laws relating to “know your customer” requirements.

(b)
An Obligor is only required to supply any information under paragraph (a) above if the necessary information is not already available to the relevant Finance Party and the requirement arises as a result of:

(i)
the introduction of or any change in (or in the interpretation, administration or application of by any authority charged with the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a person that is not a Lender before that assignment or transfer.

(c)
Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to comply with applicable laws relating to “know your customer” requirements.

22.6	Compliance Certificates
The Obligors' Agent shall promptly supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)
with each set of financial statements of the Group delivered to it under Clauses 22.2(a)(i) and (iii) (Financial Information) above for a Measurement Period of the Group a Compliance Certificate signed by one of its directors or senior officers and (only in the case of financial statements delivered under Clause 22.2(a)(i) (Financial Information)) a list of Material Subsidiaries as at the date of those accounts;

(b)
in relation only to financial statements delivered under Clause 22.2(a)(i) (Financial Information) confirmation by the Group's auditors of correct extraction of relevant information from financial statements and mathematical accuracy of calculations, provided that (A) audit firms continue as a matter of general policy to be willing to provide confirmations of this type (and the Obligors' Agent will use reasonable endeavours to procure that its auditors will continue to be willing to provide such confirmation pursuant to this Agreement), and (B) the Lenders have become party to the customary engagement letter with the auditors and the Obligors' Agent; and

(c)
if the Facility Agent so requests, a certificate signed by one of its directors or senior officers on its behalf certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps (if any) being taken to remedy it.

22.7	Authorisations
Each Obligor shall promptly:

(a)	obtain, maintain and comply with the terms of; and

(b)	upon the request of the Facility Agent, supply certified copies to the Facility Agent of, any authorisation required under any law or regulation to enable it to perform its obligations under the Finance Documents, and to ensure the validity, enforceability and the admissibility in evidence of each Finance Document.

22.8	Compliance with laws
Each Obligor shall, and shall procure that each member of the Group which is its Subsidiary shall, comply in all respects with all laws (including, without limitation, Environmental Law) permits and licences to which it is subject, if failure so to comply would have a Material Adverse Effect.

22.9	Pari passu ranking
Each Obligor shall procure that its payment obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated liabilities, except for liabilities which are mandatorily preferred by law applying to companies generally.

22.10	Negative pledge

(a)	Each Obligor shall not, and shall procure that no other member of the Group which is its Subsidiary will, create or permit to subsist any Security Interest on any of its present or future assets.

(b)	Paragraph (a) above does not apply to the following Security Interests:

(i)
any Security Interest arising solely by operation of law or by agreement to substantially the same effect or arising in the ordinary course of trading conducted in compliance with the provisions of this Agreement;

(ii)	any Security Interest existing on or over the assets of any company acquired by a member of the Group after the date of this Agreement, but only if:

(A)	the Security Interest (and the indebtedness secured thereby) was not created in contemplation of the acquisition;

(B)	the maximum principal amount of the indebtedness secured by the Security Interest is not subsequently increased; and

(C)	such Security Interest is discharged within three months of completion of the acquisition or otherwise permitted pursuant to this clause;

(iii)	any Security Interest existing on or over an asset acquired by a member of the Group after the date of this Agreement, but only if:

(A)	the Security Interest (and the indebtedness secured thereby) was not created in contemplation of the acquisition;

(B)	the maximum principal amount of the indebtedness secured by the Security Interest is not subsequently increased; and

(C)	such Security Interest is discharged within three months of completion of the acquisition or otherwise permitted pursuant to this clause;

(iv)
any Security Interest arising over accounts with banks and financial institutions as a result of netting and set-off arrangements existing and/or arising from time to time with those banks and financial institutions for the purpose of netting debit and credit balances;

(v)
any Security Interest over goods purchased by a member of the Group in the ordinary course of its trade arising in favour of the relevant supplier by virtue of the supplier's retention of title clause and which secures only the purchase price of the goods

(vi)
any Security granted by a member of the Group (other than an Obligor) in favour of another member of the Group, provided that the amount of obligations secured by such Security will at no time exceed EUR 20,000,000;

(vii)
any Security Interest arising under customary general business conditions in the ordinary course of its business, including without limitation of any bank with whom any member of the Group maintains a banking relationship;

(viii)
any Security Interest created or subsisting to secure any obligations incurred in order to comply with the requirements of Section 8a of the German Altersteilzeitgesetz or Section 7d of the German Sozialgesetzbuch IV;

(ix)	any Security Interest arising under Clause 1.2(a)(ii)(C) (Construction) of this Agreement;

(x)	any Security Interest existing at the date of this Agreement not permitted by paragraphs (i) to (x) above of which the Facility Agent has been informed in writing prior to the date hereof; and

(xi)	any Security Interest (other than any Security Interests to the extent permitted by paragraphs (i) to (xi) above) securing indebtedness not exceeding in aggregate €20 million (or its equivalent).

22.11	Restrictions on Guarantees

(a)
Each Obligor shall procure that no other member of the Group which is its Subsidiary (other than an Obligor) will guarantee (which for the purposes of this Clause 22.11 includes an indemnity or other form of assurance against financial loss) any Financial Indebtedness of the Borrowers unless the obligations of the Borrowers under this Agreement are similarly guaranteed, save when such guarantee is given by a member of the Group in connection with netting and set off arrangements under cash management facilities existing and/or arising from time to time in the ordinary course of its banking arrangements and extended to members of the Group by a bank or financial institution.

(b)
Each Obligor shall procure that if any Financial Indebtedness of any Obligor is guaranteed by a member of the Group which is not an Obligor hereunder, such member of the Group will become a Guarantor hereunder in accordance with, but subject as provided in Clause 31.10 (Additional Guarantors), as soon as reasonably practicable.

22.12	Disposals

(a)
No Obligor will, and each Obligor will procure that no member of the Group which is its Subsidiary will, dispose of all or any substantial part of the business and/or assets of, or of any shares in the capital of any Obligor or any Holding Company thereof.

(b)
Each Obligor shall not and shall procure that no other member of the Group which is its Subsidiary shall sell, transfer, lease, factor or otherwise dispose of any assets in a single transaction or a series of transactions not falling under paragraph (a) above other than disposals made on arm's length terms and at a value which in the reasonable opinion of the management of the disposer represents fair market value for that asset, provided that the aggregate amount of disposals permitted hereunder shall not exceed 7.5 per cent of the consolidated total assets (Bilanzsumme) in any financial year of the Parent.

(c)
Paragraphs (a) and (b) of this Clause 20.12 (Disposals) shall not apply to disposals of assets in connection with the funding of special purpose vehicles or trusts assuming the obligation to fulfil pension obligations of any member of the Group (commonly referred to as collateralised trust arrangements);

(d)	Paragraphs (a) of this Clause 20.12 (Disposals) shall not apply to:

(i)	disposal of assets (other than shares in any member of the group) in the ordinary course of trading of the disposing entity;

(ii)
application of funds in any manner not prohibited by the Finance Documents and the disposal of Cash Equivalents for cash (or vice versa) or other Cash Equivalents, and for this purpose “Cash Equivalents” shall have the meaning set out in paragraphs (b) to (f) (inclusive) of the definition of “Consolidated Cash or Cash Equivalents";

(iii)
the exchange of assets (other than shares in any member of the Group) for other assets of a similar nature and value or the sale of assets on normal commercial terms for cash which is applied in or towards the purchase of similar assets within 180 days (or is committed to be so applied and is actually so applied within 360 days) provided that in either case if the entity exchanging or disposing of the relevant asset is an Obligor the entity which receives cash or owns the corresponding replacement asset will also be an Obligor in the same jurisdiction as the disposing Obligor;

(iv)
any disposal of assets which is required by an agreement existing as at the date of this Agreement the details of which have been disclosed to the Facility Agent prior to the date of this Agreement by the Obligors' Agent;

(v)	disposals of obsolete or redundant assets (other than shares);

(vi)
disposal of one or more assets between members of the Group provided that in the case of a disposal of assets in accordance with this paragraph (vi) which would otherwise be prohibited under paragraph (a) of this Clause 20.12 (Disposals), the recipient becomes a Guarantor in accordance with Clause 29.8; or

(vii)	disposals made with the approval of the Majority Lenders;

(e)	Paragraph (b) of this Clause 22.12 (Disposals) shall not apply to:

(i)
the application of an amount of funds permitted under Clause 22(d)(ii)) which is not material and which is applied (A) in a manner not prohibited by the Finance Documents and (B) for the benefit of the business of the Group; or

(ii)
disposals made to another member of the Group provided that if as a result of such disposal, the recipient member becomes a Material Subsidiary such recipient will become a Guarantor in accordance with Clause 29.8.

22.13	Acquisitions
No Obligor will, and each Obligor will procure that no member of the Group which is its Subsidiary will, acquire (by subscription or otherwise) any business or company (or corporation) or acquire any shares (or other ownership interest) therein other than:

(a)	any Permitted Acquisition;

(b)	an acquisition constituting a subscription for shares in, or other capital contribution to an existing member of the Group;

(c)	for the incorporation or other establishment of Subsidiaries by members of the Group provided that such Subsidiary is a newly incorporated or established company with limited liability; and

(d)	by one member of the Group from another member of the Group.

22.14	Merger
Without the prior approval of the Majority Lenders, no Obligor shall enter into any amalgamation, demerger (other than any demerger permitted pursuant to Clause 22.12 (Disposals)), merger or corporate reconstruction (a) with any person who is not a member of the Group or (b) (in the case of mergers within the Group) unless the surviving entity assumes the obligations of any and each Obligor merged into it and where the Parent is involved it is the surviving entity (and the Obligors' Agent will procure the delivery of a legal opinion from a reputable law firm, in a form satisfactory to the Facility Agent, acting reasonably, confirming the assumption of such obligations by the relevant successor entity).

22.15	Change of Business
The Parent shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

22.16	Financial Indebtedness

(a)
Subject to paragraph (b) below, the Parent shall procure that the aggregate principal amount of outstanding Financial Indebtedness of the Group (excluding any falling within paragraph (f) of the definition of Financial Indebtedness) does not exceed €75 million (or its equivalent).

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness arising under or guaranteed pursuant to a Facility or any Ancillary Facility;

(ii)
Financial Indebtedness arising under or pursuant to the Existing Facility Agreement (provided that it will be repaid or prepaid or cash cover will be provided in respect thereof on the First Utilisation Date in accordance with the terms of this Agreement);

(iii)
unsecured overdraft, working capital and capital expenditure facilities to the extent that a Documentary Credit has been issued, or a guarantee has been issued under the Ancillary Facilities, in each case, in respect of the principal amount of such facilities or where only BACS or other similar daylight banking accommodation is provided;

(iv)	Financial Indebtedness agreed in writing by the Facility Agent (acting on the instructions of the Majority Lenders);

(v)
Financial Indebtedness arising under ancillary facilities provided under the Existing Facility Agreement which continue as at the First Utilisation Date and which are covered by a Documentary Credit or L/G issued under this Agreement or a guarantee under any Ancillary Facility provided that the Obligors' Agent uses reasonable endeavours to procure that these arrangements are replaced with Ancillary Facilities or L/Gs as soon as reasonably practicable after the First Utilisation Date so long as the terms of such Ancillary Facilities, as the case may be, are competitive in light of market rates; and

(vi)
Financial Indebtedness up to €50 million (or its equivalent) in aggregate in respect of the indemnity or reimbursement obligations of any member of the Group relating to letters of credit, guarantees, bonds or similar instruments issued by financial institutions to third parties in the ordinary course of trading of the relevant Group member, none of which shall be calculated into the €75 million (or equivalent) basket specified in paragraph (a) above.

22.17	Intellectual Property Rights
Each Obligor will, and will procure that each member of the Group which is its Subsidiary will, except to the extent the Facility Agent (on the instructions of the Majority Lenders) otherwise consents in writing (such consent not to be unreasonably withheld):

(a)
make such registrations and pay such fees and other amounts as are necessary to keep those registered Intellectual Property Rights which are material to the business of any member of the Group in force and to record its interest in those Intellectual Property Rights;

(b)
take such steps as are necessary and commercially reasonable (including, without limitation, the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights referred to in paragraph (a) above; and

(c)
not sell, assign, transfer, charge, terminate or enter into any material contract or licence arrangement in respect of those Intellectual Property Rights referred to in paragraph (a) above save for (i) licence arrangements entered into with members of the Group for so long as they remain members of the Group, and (ii) non-exclusive licence arrangements entered into on normal commercial terms and in the ordinary course of its trade, in each case where failure to comply with the foregoing would have a Material Adverse Effect.

22.18	Insurance
The Obligors' Agent will, and will procure that each member of the Group will, insure and keep insured all its property and assets of an insurable nature and which are customarily insured (either generally or by companies carrying on a similar business) against loss or damage by fire and other risks normally insured against by persons carrying on the same or a similar class of business as that carried on by it at levels reasonably prudent with reputable independent insurance companies or underwriters.

22.19	Guarantors
The Obligors' Agent shall ensure that subject only to the limitations in Clause 31.10 (Additional Guarantors) (a) all Material Subsidiaries on the date of this Agreement (other than the Exempted Subsidiaries) are Guarantors and (b) that it shall promptly notify the Facility Agent if any member of the Group becomes a Material Subsidiary after the First Utilisation Date, and, ensure that it becomes a Guarantor in accordance with Clause 31.10 (Additional Guarantors) as soon as reasonably practicable after becoming a Material Subsidiary.

22.20	Treasury Transactions
No Obligor will enter into any interest rate or currency swap, cap, ceiling, collar, floor or financial futures or commodity contract or option (whether over the counter or exchange traded) or any similar hedging or treasury transaction, other than (i) a Hedging Agreement, (ii) spot foreign exchange and commodity contracts entered into in the ordinary course of business on normal commercial terms, (iii) transactions entered into for the hedging of actual or projected exposures arising in the ordinary course of trading activities of members of the Group carried on in compliance with the terms of the Finance Documents. No Obligor will engage in any such transaction for speculative purposes.

22.21	Restricted transactions
No Obligor shall (and each Obligor shall procure that none of its Subsidiaries will) enter into any transaction with any shareholder of the Obligors' Agent or any entity controlled by either of them except on arm's length terms and in the normal course of business.

22.22	Auditors
No Obligor shall, and each Obligor will procure that none of its Subsidiaries will, appoint any auditors in respect of any consolidated accounts of the Parent other than PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any amalgamation of the same or their successors or such other firm of international repute.

23.	FINANCIAL COVENANTS

23.1	Interpretation

(a)
Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)
For the purpose of this Clause 23 and the definition of Consolidated EBITDA, the “EBITDA” of any acquired or disposed entity shall be determined on a basis consistent with the basis for determination of Consolidated EBITDA and ascertained by reference to the latest accounts of such entity.

23.2	Leverage
The Obligors' Agent shall ensure that the ratio of Consolidated Net Financial Indebtedness of the Group at the end of each Measurement Period to Consolidated EBITDA for that Measurement Period shall be less than 2.75:1.

23.3	Interest cover
The Obligors' Agent shall ensure that the ratio of Consolidated EBITDA of the Group to Consolidated Net Interest Payable of the Group for each Measurement Period is not less than 4.00:1.

23.4	Calculation
The covenants contained in Clauses 23.2 (Leverage) and 23.3 (Interest Cover) will be tested on a rolling aggregate basis for the immediately preceding twelve months ending at the end of the Measurement Period.

24.	DEFAULT

24.1	Events of Default
Each of the events and circumstances set out in this Clause 24 is an Event of Default.

24.2	Non-payment
An Obligor does not pay on the due date any amount payable by it under the Finance Documents at the time, in the currency and in the manner specified in the Finance Documents and, if caused by technical or administrative error, the failure to pay is not remedied within three Business Days of the due date.

24.3	Breach of Financial Covenant
The Obligors' Agent is in breach of its obligations under Clause 23.2 (Leverage) or Clause 23.3 (Interest cover).

24.4	Other breaches
An Obligor fails duly to perform or comply with any obligation expressed to be assumed by it in the Finance Documents (other than any referred to in Clause 24.2 (Non-payment) or Clause 24.3 (Breach of Financial Covenant)) and the default (if capable of remedy) is not remedied within twenty one days after the earlier of the Facility Agent giving notice of the default to the relevant Obligor and the relevant Obligor becoming aware of the failure to comply.

24.5	Misrepresentation
Any representation or statement made by any Obligor in this Agreement, any request or any information provided pursuant to Clause 22.3 (Information - Miscellaneous) is or proves to have been incorrect or misleading when made or (if applicable) repeated and, where the circumstances making such representation or statements incorrect or misleading are capable of being altered so that such representation or statement is correct or not misleading, such circumstances are not so altered within twenty one days of the earlier of the Facility Agent notifying the Obligors' Agent of such representations or statement being incorrect or misleading or the relevant Obligor becoming aware thereof.

24.6	Cross-default

(a)	Any Financial Indebtedness of a member of the Group is not paid when due or within any originally applicable grace period.

(b)
Any Financial Indebtedness of a member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity by reason of a default or an event of default (howsoever described).

(c)
Any creditor of a member of the Group becomes entitled to declare any Financial Indebtedness of all or any of the members of the Group due and payable prior to its specified maturity as a result of a default or an event of default (howsoever described).

(d)	No Default will occur under paragraphs (a), (b) or (c) above if the aggregate amount of the Financial Indebtedness concerned is €15 million (or equivalent) or less.

24.7	Insolvency

(a)
An Obligor or Material Subsidiary incorporated or established in the Federal Republic of Germany (a “German Obligor”) is over-indebted (überschuldet), unable to pay its debts as they fall due (zahlungsunfähig), commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in Sections 17 to 19 (inclusive) of the German Insolvency Code (Insolvenzordnung), a German Obligor or any of its creditors files for insolvency of that German Obligor (Antrag auf Eröffnung eines Insolvenzverfahrens) or the management (Geschäftsführung) of any German Obligor is required by law to file for insolvency or the competent court takes any of the actions set out in Section 21 of the German Insolvency Code (Insolvenzordnung) or the competent court institutes insolvency proceedings against any German Obligor (Eröffnung des Insolvenzverfahrens).

(b)
Any Obligor or Material Subsidiary incorporated or established in a jurisdiction other than the Federal Republic of Germany enters into voluntary or involuntary bankruptcy proceedings or becomes insolvent or is unable to pay its debts as they fall due, commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors, or a receiver or liquidator is appointed for all or any part of the undertaking or assets of any such Obligor or Material Subsidiary or proceedings (other than proceedings which are in the opinion of the Majority Lenders, after consultation with the Obligors' Agent, frivolous or vexatious) are opened by or against any such Obligor or Material Subsidiary under any reorganisation, arrangement, re-adjustment of debts, or liquidation law or regulation, or if any event shall occur which, under the law of the country of incorporation of the relevant entity, shall have an equivalent effect.

(c)	Any Obligor or Material Subsidiary shall in any U.S. jurisdiction:

(i)	apply for, or consent to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)	make a general assignment for the benefit of its creditors;

(iii)	commence a voluntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended; or

(iv)
file a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts.

24.8	Winding up
An Obligor or Material Subsidiary takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or reorganisation (or any analogous step is taken in any jurisdiction) or for the appointment of a liquidator, receiver, administrative receiver, administrator or similar officer of it or of all or any part (having an aggregate value of at least €15 million (or equivalent)) of its assets, except if, in any such case:

(a)	the Majority Lenders give their consent; or

(b)	it comprises action taken for the purposes of a reorganisation or reconstruction which is and remains on a solvent basis; or

(c)
it comprises action taken by a creditor in the course of legal proceedings which can be demonstrated to be an abuse of the process of the court or otherwise be frivolous or vexatious or which are being contested in good faith by the relevant Obligor or Material Subsidiary with a reasonable prospect of success.

24.9	Creditors' process
Any attachment, sequestration, distress or execution affects all or any part (such part having an aggregate value of at least €15 million (or equivalent)) of the assets of an Obligor or Material Subsidiary and is not discharged within twenty one days.

24.10	Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents which obligations could reasonably be considered to be material to the interests of the Finance Parties under the Finance Documents.

24.11	Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

24.12	Cessation of Business
Any Obligor or Material Subsidiary ceases or threatens to cease all or a substantial part of its business (except by reason of any disposal on arm's length terms which is otherwise permitted under the terms of this Agreement), and (if the cessation is by a member of the Group other than the Parent) such cessations would have a Material Adverse Effect.

24.13	Litigation

(a)
Any litigation, arbitration or administrative proceedings or governmental or regulatory investigations, proceedings or disputes are threatened, pending or commenced against one or more Obligors or other members of the Group which are or are reasonably likely to be determined adversely to it and which, if so adversely determined, would have a Material Adverse Effect.

(b)
Any litigation, arbitration or administration proceedings or government or regulatory investigations, proceedings or disputes are finally determined and such determination would have a Material Adverse Effect.

24.14	Auditor's Qualification
The auditors of the Group qualify their report on the audited consolidated financial statements of the Parent in any manner which is materially adverse to the interests of the Finance Parties in the context of the Finance Documents.

24.15	Material adverse change
Any event or circumstance occurs which has a Material Adverse Effect.

24.16	Acceleration
On and at any time after the occurrence of an Event of Default which is then continuing, the Facility Agent may, and shall if instructed to do so by the Majority Lenders, by notice to the Obligors' Agent:

(a)	cancel the Facilities; and/or

(b)
declare that all the Utilisations, together with accrued interest and all other amounts accrued under this Agreement, be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)
require the provision of cash cover whereupon each Borrower shall immediately provide cash cover in an amount equal to the Outstanding Liability Amount of the Lenders under all Documentary Credits and L/Gs issued under this Agreement for its account.

24.17	Ancillary Facilities

(a)	Following service of notice under Clause 24.16 (Acceleration) any Ancillary Bank may (and shall if so instructed by the Facility Agent) by notice to the Obligors' Agent:

(i)	cancel all or part of the Ancillary Facilities, as the case may be; and/or

(ii)
declare all or part of the amounts outstanding under the Ancillary Facilities due and payable whereupon such amounts shall become due and payable together with accrued interest thereon and any other sum then payable under the relevant Ancillary Documents; and/or

(iii)
require the provision of cash cover whereupon the relevant Borrowers shall immediately provide cash cover in an amount equal to the contingent liability of the Ancillary Bank, as the case may be, under all instruments issued under the terms thereof which give rise to a contingent liability on the part of the Ancillary Bank, as the case may be.

24.18	Section 490 German Civil Code
In consideration for the agreement between the parties in respect the Events of Default, section 490(1) of the German Civil Code (Bürgerliches Gesetzbuch) is expressly disapplied.

25.	THE ADMINISTRATIVE PARTIES

25.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)
perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)
Each Finance Party hereby exempts the Facility Agent from the restrictions provided for in Section 181 of the Germany Civil Code (Bürgerliches Gesetzbuch), to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Facility Agent accordingly.

(d)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

25.2	Role of the Arrangers
Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

25.3	No fiduciary duties
Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys. The relationship between the Lenders and each Administrative Party is that of principal and agent only. No agent shall have, nor be deemed to have assumed any obligations to, or trust or fiduciary relationship with the other Finance Parties or any Obligor other than those for which specific provision is made by the Finance Documents.

25.4	Individual position of an Administrative Party

(a)
If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

25.5	Reliance
The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

25.6	Majority Lenders' instructions

(a)
The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act or refrain from acting as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)
The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

25.7	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)
has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

25.8	Exclusion of liability

(a)
The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful breach.

(b)
No Party may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Clause 25.8.

(c)
The Facility Agent is not liable for any delay (or related consequence) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedure of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	(1) Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(i)
Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

25.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal or interest or any fee payable to a Finance Party under this Agreement, it must promptly notify the Lenders.

25.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to it by a Party for that person.

(b)
Without prejudice to Clause 31.3(c) (Procedure for transfer (Vertragsübernahme)) and Clause 2.3(g) (Increase), paragraph (a) above shall not apply to any Transfer Certificate or any Increase Confirmation.

(c)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	Except as provided above, the Facility Agent does not have any duty:

(i)
either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(e)
In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(f)
The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required to any term of the Finance Documents.

(g)	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

(h)
The Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent or the Majority Lenders.

25.11	Indemnities

(a)
Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender's Pro rata Share of any loss or liability incurred by it in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent's negligence or wilful breach.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to it from that Lender under a Finance Document but unpaid.

25.12	Compliance
The Facility Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

25.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as a successor Facility Agent by giving notice to the Lenders and the Obligors' Agent.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Obligors' Agent, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Obligors' Agent prior to the appointment. Any successor Facility Agent must have an office in Germany.

(e)
The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent which it succeeds and the term “Facility Agent” will mean the successor Facility Agent.

(f)
The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)
Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was a Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to a Facility Agent, require it to resign under paragraph (b) above.

25.14	Relationship with Lenders

(a)
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days' prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)
The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender's Facility Office(s) and contact details for the purposes of this Agreement.

25.15	Notice period
Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

25.16	Reliance and engagement letters
Each Finance Party confirms that each of the Arranger and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Facility Agent) the terms of any reliance letter or engagement letters relating to any certificates provided by accountants in connection with the Finance Documents and to bind it in respect of those letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

26.	EVIDENCE AND CALCULATIONS

26.1	Accounts
Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

26.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be prima facie evidence (Beweis des ersten Anscheins) of the matters to which it relates.

26.3	Calculations
Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent (acting reasonably) determines to be market practice.

27.	FEES

27.1	Facility Agent's fee
The Obligors' Agent must pay to the Facility Agent for its own account an agency fee in the amount set out in and in the manner agreed in the Fee Letter between the Facility Agent and the Obligors' Agent.

27.2	Arrangement fee

The Obligors' Agent must pay to the Facility Agent for the account of each of the Arrangers an arrangement fee in the amount set out in and in the manner agreed in the Fee Letter between the Facility Agent and the Obligors' Agent.

27.3	Commitment fee

(a)
The Obligors' Agent must pay in respect of the Revolving Facility a commitment fee computed at the rate per annum equal to 40 per cent. of the then applicable Margin on the Available Commitment of each Lender under the Revolving Facility. Accrued commitment fee is payable to the Facility Agent quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Revolving Facility Commitment is cancelled in full.

(b)
The Obligors' Agent must pay in respect of the L/G Facility a commitment fee computed at the rate per annum equal to 40 per cent. of the then applicable Guarantee Fee Rate on the Available Commitment of each Lender under the L/G Facility. Commitment fee is payable to each Lender under the L/G Facility at such times as that Lender notifies the Borrower, after consultation with the Borrower, as being its common practice or as otherwise agreed between that Lender and the Borrower.

(c)	No commitment fee is payable on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

27.4	Utilisation fee

(a)
The Parent shall pay to the Facility Agent (for the account of each Lender) a utilisation fee for the utilisation of the Revolving Facility for each day on which the aggregate amount of the Utilisations outstanding and the aggregate of all Ancillary Commitments exceeds:

(i)	33 1/3 per cent. of the Total Revolving Facility Commitments at the rate of 0.20 per cent. per annum on the Utilisations outstanding at such time;

(ii)	66 2/3 per cent. of the Total Revolving Facility Commitments at the rate of 0.40 per cent. per annum on the Utilisations outstanding at such time.

(b)	The utilisation fee is payable on the amount of each Lender's share in the Advances and Documentary Credit Proportion in the Documentary Credits outstanding.

(c)
The accrued utilisation fee shall be calculated quarterly in arrears on each Quarter Date and on the date the Revolving Facility is cancelled and/or repaid in full. The Facility Agent shall promptly notify the Parent of any accrued utilisation fee and the Parent shall pay such amounts to the Facility Agent for distribution to the Lenders not later than on the fifth Business Day following the receipt by the Parent of the notification from the Facility Agent.

27.5	Guarantee Fee

(a)
Each Borrower shall pay to the Facility Agent with respect to each Documentary Credit outstanding for distribution to the Lenders pro rata to their respective exposures with respect to that Documentary Credit, a fee (computed at the rate equal to the applicable Guarantee Fee Rate) applied to the Outstanding Liability Amount of that Documentary Credit (save that during such period as full cash cover is provided in respect of a Documentary Credit, the fee payable in relation to the Outstanding Liability Amount of such Documentary Credit will be reduced to 0.25% per annum) in respect of the period between the date of issue of the Documentary Credit and the earlier of its Expiry Date and the date on which its Outstanding Liability Amount has been reduced to nil. Such fee shall be payable quarterly in arrear and on the Expiry Date of such Documentary Credit.

(b)
Each Borrower shall pay to each Issuing Bank with respect to each L/G outstanding a fee (computed at the rate equal to the applicable Guarantee Fee Rate) applied to the Outstanding Liability Amount of that L/G (save that during such period as full cash cover is provided in respect of a L/G, the fee payable in relation to the Outstanding Liability Amount of such L/G will be reduced to 0.25% per annum) in respect of the period between the date of issue of the L/G and the earlier of its Expiry Date and the date on which its Outstanding Liability Amount has been reduced to nil. Such fee shall be payable to each Issuing Bank at such times as that Issuing Bank notifies the Borrower, after consultation with the Borrower, as being its common practice or as otherwise agreed between that Issuing Bank and the Borrower.

27.6	Documentary Credit Fee
Each Borrower shall pay to a Documentary Credit Bank for its own account a fronting fee in the amount set out in and in the manner agreed in a Fee Letter between that Documentary Credit Bank and the Borrowers.

27.7	Handling Fee
The relevant Borrower shall pay to the relevant Issuing Bank a handling fee in the amount of EUR 100.00 for the handling of the issue or the amendment of an L/G.

27.8	VAT
Any fee referred to in this Clause 27 is exclusive of any VAT or any other tax which might be chargeable in connection with that fee. If any VAT or other tax is so chargeable, it shall be paid by the Obligors' Agent at the same time as it pays the relevant fee.

28.	INDEMNITIES AND BREAK COSTS

28.1	Currency indemnity

(a)	The Obligors' Agent must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor's liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)
Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

28.2	Other indemnities

(a)	The Obligors' Agent must indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)
any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Utilisation not being made after a Request has been delivered for that Utilisation; or

(iv)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with this Agreement.
The liability of the Obligors' Agent in each case includes any Break Costs in respect of any amount repaid or prepaid or any Utilisation, but excludes loss of Margin and any cost or loss recovered pursuant to Clause 13.5 (Interest on overdue amounts).

(b)	The Obligors' Agent must indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default unless that investigation reveals that there was no Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised by an Obligor.

28.3	Break Costs

(a)	The Obligors' Agent must pay to each Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)
the interest (excluding Margin) which that Lender would have received for the period from the date of receipt of any part of its share in a Utilisation or an overdue amount to the last day of the applicable Term for that Utilisation or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)
the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the Obligors' Agent details of the amount of any Break Costs claimed by it under this Clause 28.3.

29.	EXPENSES

29.1	Initial costs
The Obligors' Agent must pay, within 20 Business Days of demand, to each Administrative Party, accompanied by such details as to the work done, hours worked, charge-out rates and persons involved as the Obligors' Agent shall reasonably require, the amount of all reasonable costs and expenses (including reasonable legal fees together with all reasonable expenses, disbursements and VAT (if applicable) relating thereto) properly incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents provided such costs and expenses do not exceed the amounts agreed by the Obligors' Agent and the Facility Agent on or before the date of this Agreement.

29.2	Subsequent costs
The Obligors' Agent must pay to the Facility Agent, within 20 Business Days of demand, accompanied by such details as the Obligors' Agent shall reasonably require, the amount of all reasonable costs and expenses (including reasonable legal fees) properly incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.

29.3	Enforcement costs
The Obligors' Agent must pay to each Finance Party, within 20 Business Days of demand, the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

30.	AMENDMENTS AND WAIVERS

30.1	Procedure

(a)
Except as provided in this Clause 30, any term of the Finance Documents may be amended or waived with the agreement of the Obligors and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause 30.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

30.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments except in accordance with the terms of this Agreement;

(v)	a release of a Borrower or a Guarantor;

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents;

(viii)	Clause 2.4 (Nature of a Finance Party's rights and obligations);

(ix)	a change in currency of payment of any amount under the Finance Documents;

(x)	the condition precedent set out in paragraph 3(f) of Part 1 of Schedule 2; or

(xi)	this Clause 30.2,
may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

30.3	Change of currency
If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Obligors' Agent) determines is necessary to reflect the change.

30.4	Waivers and remedies cumulative
The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.

30.5	Obligors

(a)	Each Obligor irrevocably authorises the Parent:

(i)	to give all notices and instructions and make such agreements expressed to be capable of being given or made by the Parent on behalf of the Obligors or any of them under this Agreement; and

(ii)	to agree on behalf of the Obligors or any of them the terms of any consents or waivers given or required under the Finance Documents and all amendments made to any of them (including this Agreement);
(including in each case all such matters as referred to in Clause 30.5(c) (Obligors)) notwithstanding in either case that they may affect rights and obligations of such Obligor and in either case without further reference to or the consent of such Obligor and such Obligor shall as regards each of the other parties to this Agreement and the other Finance Documents be bound thereby as though it had itself given such notice of instruction, made such agreement or agreed such consent, waiver or amendment.

(b)
In all matters relating to the Finance Documents, each Obligor acknowledges and confirms that it is acting as principal and for its own account and not as agent or trustee or in any other capacity whatsoever on behalf of any third party save as expressly provided in Clause 30.5(c) (Obligors).

(c)
Each Obligor (other than the Obligor to which the appointment relates) by its execution of this Agreement or an Obligor Accession Agreement, irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises the Parent on its behalf to give and receive all notices and instructions to (including in the case of a Borrower, Requests and any other instructions relating to Utilisations or to the application of the proceeds thereof including the entry into with any person of foreign exchange contracts in relation to such proceeds), execute on its behalf any Obligor Accession Agreements and to enter into any agreement (vis-a-vis the Finance Parties or any of them) capable of being entered into by any Obligor notwithstanding that such agreement may affect (adversely or otherwise) such Obligor (including the terms of any consent or waiver given or required under the Finance Documents and all amendments made to any of them and any amendment, variation, supplement, restatement or novation of any of the Finance Documents, however fundamental it may be and notwithstanding any increase or other change in the obligations of such Obligor), without further reference to, or consent of, such Obligor and such Obligor shall be bound thereby as though such Obligor itself had given such notices and instructions (including, without limitation, Requests) or entered into such agreements provided that in the event of any conflict between any notice or other communication of an Obligor (other than the Parent) and the Parent that of the Parent shall prevail.

31.	CHANGES TO THE PARTIES

31.1	Assignments and transfers by Obligors
No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

31.2	Assignments and transfers by Lenders

(a)	A Lender (the “Existing Lender”) may, subject to the following provisions of this Clause 31.2, at any time:

(i)	assign any of its rights; or

(ii)	transfer any of its rights and obligations (Vertragsübernahme), to any bank, trust or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)	The written consent of the Obligors' Agent is required (such consent not to be unreasonably withheld or delayed) for any assignment or transfer other than:

(i)	to another Lender;

(ii)	to an Affiliate of a Lender;

(iii)	to an Approved Lender;

(iv)	which is an assignment or pledge to a central or supranational bank for funding purposes; or

(v)	occurs at any time when an Event of Default has occurred and is continuing, but, for the avoidance of doubt, no consent of any other Obligor is required for any such transfer or assignment.

(c)
The Obligors' Agent will be deemed to have given its consent ten Business Days after the Obligors' Agent is given notice of the request unless it is expressly refused by the Obligors' Agent within that time.

(d)
Unless the Obligors' Agent and the Facility Agent, acting reasonably, otherwise agree, a transfer of part (but not all) of a Commitment under this Agreement by the Existing Lender must not be less than €5 million (net of any re-transfer back to the Existing Lender).

(e)
The Facility Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction. The Facility Agent must complete all know your customer requirements expeditiously and must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(f)	A transfer will be effective only if the procedure set out in Clause 31.3 (Procedure for transfer (Vertragsübernahme)) is complied with.

(g)
Unless the Facility Agent otherwise agrees, a New Lender to whom rights and obligations are to be transferred must pay to the Facility Agent for its own account, on or before the Transfer Date (as defined in Clause 31.3 (Procedure for transfer (Vertragsübernahme)), a fee of Euro 3,000.

31.3	Procedure for transfer (Vertragsübernahme)

(a)	A transfer is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.
The Facility Agent must as soon as reasonably practicable execute a Transfer Certificate delivered to it and which appears on its face to be in order.

(b)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the Transfer in the Transfer Certificate in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)	the New Lender shall become a Party as a “Lender".

(c)	The Facility Agent must as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Obligors' Agent a copy of that Transfer Certificate.

31.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 31; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by either Obligor of its obligations under any Finance Document or otherwise.

31.5	Costs resulting from change of Lender or Facility Office
If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost, then, unless the assignment, transfer or change is made by a Lender in order to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

31.6	Lender Substitution

(a)	If at any time:

(i)	any Lender becomes a Non Consenting Lender; or

(ii)	any Lender becomes an Increased Cost Lender,
then the Obligors' Agent may, on ten Business Days' prior notice to the Facility Agent and that Lender:

(A)
replace that Lender by requiring it to (and that Lender shall) transfer pursuant to Clause 31.3 all of its rights and obligations under this Agreement to a Lender or other person selected by the Obligors' Agent and acceptable to the Facility Agent and the Documentary Credit Banks (each acting reasonably); or

(B)	prepay that Lender's participation (and contemporaneously terminate its Commitment), for a purchase price in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest and fees and other amounts payable to that Lender under this Agreement.

(b)	The replacement or prepayment of a Lender pursuant to this Clause 31.6 shall be subject to the following conditions:

(i)	the Facility Agent may not be replaced or prepaid without the consent of the Majority Lenders;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to the Group to find a replacement Lender or any other such entity;

(iii)	such replacement or prepayment must take place no later than 90 days after the date the relevant Lender:

(A)	notified the Obligors' Agent and the Facility Agent of its failure to agree to any requested consent, waiver or amendment to the Finance Documents; or

(B)	has demanded payment of additional or increased amounts under Clauses 12.1 (Mandatory Prepayment – Illegality), 16 (Taxes) or 17.1 (Increased Costs) as the case may be;

(iv)	the Lender hereby replaced shall not be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender replaced pursuant to this Agreement; and

(v)
to the extent that the replacement of a Lender results from any Obligor becoming obliged to pay additional amounts pursuant to Clauses 16 (Taxes) or 17.1 (Increased Costs) this provision will not release the Obligor from its obligations to pay any such additional amounts to such Lender prior to such Lender being replaced and the payment of such additional amounts (which have been notified to the Obligors' Agent) shall be a condition to the replacement of such Lender.

(c)
In the case of a replacement of an Increased Cost Lender, the Obligors' Agent shall pay the relevant additional amounts to that Increased Cost Lender prior to it being replaced and the payment of those additional amounts shall be a condition to replacement.

(d)	For the purposes of this Clause 31.6:

(i)
an “Increased Cost Lender” is a Lender to whom any Obligor becomes obligated to pay additional amounts described in Clause 16 (Taxes), 12.1 (Mandatory Prepayment – Illegality), 17.1 (Increased Costs) or 15 (Market Disruption); and

(ii)	a “Non Consenting Lender” is a Lender who does not agree to a consent or an amendment where:

(A)	the Obligors' Agent or the Facility Agent has requested the Lenders to consent to a departure from or waiver of any provision of the Finance Documents or to agree to any amendment thereto;

(B)	the consent, amendment or waiver in question requires the agreement of all Lenders;

(C)	a period of not less than 15 Business Days has elapsed from the date the consent or amendment was requested;

(D)	the Majority Lenders have agreed to such consent or amendment; and

(E)	the Obligors' Agent has notified the Lender it will treat it as a Non Consenting Lender.

31.7	Disenfranchisement of Defaulting Lenders

(a)
For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause31.7, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

31.8	Replacement of a Defaulting Lender

(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days' prior written notice to the Facility Agent and such Lender:

(i)
replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 31.2 (Assignments and transfers by the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 31.2 (Assignments and transfers by the Lenders) all (and not part only) of the Available Commitment of the Lender, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, and which is acceptable to the Facility Agent (acting reasonably) and to the Documentary Credit Bank, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender).

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than 90 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

31.9	Additional Borrowers

(a)
If any Subsidiary of the Parent wishes to become a Borrower and all Lenders confirm to the Facility Agent their agreement to the relevant Subsidiary becoming a Borrower and it and the Obligors' Agent executes and delivers to the Facility Agent a duly completed Obligor Accession Agreement, the Facility Agent shall execute an Obligor Accession Agreement for itself and on behalf of the other Finance Parties.

(b)
Subject to paragraph (c) below, upon execution of such Obligor Accession Agreement by the relevant Subsidiary as Additional Borrower, the Obligors and the Facility Agent as aforesaid, such Subsidiary shall become an Additional Borrower in accordance with the terms hereof and thereof. If included in the Obligor Accession Agreement, the Additional Borrower's right to make Utilisations hereunder may be limited in accordance with the terms so included.

(c)
The obligations of the Finance Parties to such Additional Borrower with respect to the making of the first Utilisation to it under this Agreement are subject to the condition precedent that the Facility Agent shall have received in form and substance satisfactory to it (acting reasonably) each of the documents listed in Schedule 2 Part 2 (Conditions Precedent Documents).

31.10	Additional Guarantors

(a)	If:

(i)	the Parent wishes one of its wholly-owned Subsidiaries to become an Additional Guarantor, then it may; and/or

(ii)
any Subsidiary of the Parent which is not a Guarantor is or becomes a Material Subsidiary (with the exception of the Exempted Subsidiaries) then the Parent shall deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions Precedent Documents) for that Subsidiary to become an Additional Guarantor, but only to the extent that:

(A)	such Subsidiary (and its directors on its behalf) can do so without contravening any applicable law; and

(B)	none of its directors will incur personal liability as a result; and

(C)	where such Material Subsidiary is not wholly-owned, it can do so without contravening any existing contractual limitations,

(b)
The Obligors' Agent shall, by not less than 10 Business Days' prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request, or of it becoming aware of the requirement, that one of its Subsidiaries becomes an Additional Guarantor pursuant to this Clause 31.10.

(c)
If the accession of an Additional Guarantor requires any Finance Party to carry out “know your customer” requirements in circumstances where the necessary information is not already available to it, the Obligors' Agent must as soon as reasonably practicable on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements. Each Finance Party must complete all “know your customer” requirements in relation to an Additional Guarantor expeditiously and must promptly notify the Existing Lender and the Additional Guarantor if there are any such requirements.

(d)
The relevant Subsidiary will become an Additional Guarantor when the Facility Agent notifies the other Finance Parties and the Obligors' Agent that it has received all of the documents and evidence referred to in paragraph (a) above. The Facility Agent must give this notification as soon as practicable.

31.11	Resignation of a Guarantor

(a)	The Obligors' Agent may request that a Guarantor ceases to be a Guarantor by giving to the Facility Agent a duly completed Resignation Request.

(b)	The Facility Agent must accept a Resignation Request and notify the Obligors' Agent and the Lenders of its acceptance if:

(i)	all Lenders have consented to the Resignation Request;

(ii)	it is not aware that a Default is outstanding or would result from the acceptance of the Resignation Request; and

(iii)	no amount owed by that Guarantor under this Agreement is still outstanding.

(c)	The Guarantor will cease to be a Guarantor when the Facility Agent gives the notification referred to in paragraph (b) above.

(d)	A Guarantor may also cease to be a Guarantor in any other manner approved by all the Lenders.

31.12	Assignment or Pledge to central banks
In addition to any other assignment or transfer provided for in this Clause 31, each Lender may assign or pledge all or any portion of its Advances and other obligations owed to such Lender, without (unless required by mandatory law) notice to or consent of any Party, to any central or supranational bank as security for borrowings from that central or supranational bank or to any special purpose vehicle for securitization purposes in connection with borrowings or refinancings at any central or supranational bank; provided, however, that no Lender shall be relieved of any of its obligations hereunder as a result of such assignment or pledge.

31.13	Changes to the Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Obligors) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

31.14	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of any Utilisation through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Utilisation in which that Affiliate will participate are specified in a notice given by that Lender to the Facility Agent and the Obligors' Agent.

(b)	If paragraph (a) above applies, the Lender and the Affiliate will be treated as having a single Commitment and a single vote, but for all other purposes will be treated as separate Lenders.

32.	DISCLOSURE OF INFORMATION

(a)
Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause 32;

(ii)	where required by a court or arbitral tribunal or by applicable law in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority where required to do so;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b) below; or

(vii)	with the agreement of the relevant Obligor.

(b)
A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a “participant”):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.
However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	This Clause 32 supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

33.	SET-OFF
A Finance Party may combine, consolidate or merge all or any accounts of an Obligor with, or liabilities to, that Finance Party and may set off any matured obligation (which has been matured for 5 days or more) owed by an Obligor under this Agreement against an obligation (whether or not matured, but if not matured, fulfillable (erfüllbar)) owed by the relevant Finance Party to that Obligor, regardless of the place or payment, booking branch or currency of either obligations. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	PRO RATA SHARING

34.1	Redistribution

(a)
If any amount owing by an Obligor under this Agreement to a Lender (the “recovering Lender”) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a “recovery”), then:

(i)	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(ii)
the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(iii)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the “redistribution”).

(b)
Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Bank in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Bank.

34.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)
When the Facility Agent makes a distribution under paragraph (a) above, each Finance Party which has shared in that redistribution will assign to the recovering Lender that part of its own corresponding claim against the relevant Obligor which is allocable to its portion of the redistribution, and subsequently to such assignment being effected the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(c)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery, each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the assignments in paragraph (b) above will operate in reverse to the extent of the reimbursement.

34.3	Exceptions
Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

34.4	Ancillary Banks and Issuing Banks

(a)
This Clause 34 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Bank or as an Issuing Bank or Lender under the L/G Facility at any time prior to service of notice under Clause 24.16 (Acceleration).

(b)	Following service of notice under Clause 24.16 (Acceleration) this Clause 34 shall apply to all receipts or recoveries by Ancillary Banks, Issuing Banks and Lenders under the L/G Facility.

35.	SEVERABILITY
If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.
The illegal, invalid or unenforceable provision shall be deemed replaced by such provision reflecting the same commercial intent of the Parties which provision shall be legal, valid and enforceable in the relevant jurisdiction. This also applies in the event of gaps in the documentation (Vertragslücken).

36.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts.

37.	NOTICES
In writing:

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax; or

(ii)	if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

37.2	Contact details

(a)
Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Obligors' Agent for this purpose are:

Address:	Demag Cranes AG
Forststrasse 16
40597 Duesseldorf
Germany

Fax number:	0049-(0)211-7102-1415
Attention:	Jochen Hildebrandt

(c)    The contact details of the Facility Agent for this purpose are:

Address:	UniCredit Bank AG, London Branch
Moor House
120 London Wall
London, UK

Fax number:	+44 207 826-1520
Attention:	Russell Winston/Trix Brunschweiler

(d)	Any Party may change its contact details by giving five Business Days' notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

37.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, when it has been left at the relevant address and actual receipt can be reasonably expected (Möglichkeit zumutbarer Kenntnisnahme); and

(iii)	if by fax, when received in legible form.

(b)
A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given at 9.00 a.m. local time on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

37.4	Electronic communication

(a)
Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

37.5	Use of websites

(a)
The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Parent and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Facility Agent.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Parent accordingly and the Parent shall at its own cost supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall at its own cost supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)
The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Facility Agent.

(c)	The Parent shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Parent notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall at its own cost comply with any such request within ten Business Days

37.6	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent except for communication in relation to an L/G..

(b)	All communications under the Finance Documents to or from an Obligor (other than the Obligors' Agent) must be sent through the Obligors' Agent.

(c)	Each Obligor (other than the Obligors' Agent) irrevocably appoints the Obligors' Agent to act as its agent:

(i)	to give and receive all communications under the Finance Documents; and

(ii)	to supply all information concerning itself to any Finance Party,
(for the avoidance of doubt, the above shall not apply to any legally binding declarations (Willenserklärungen) of the relevant Obligor).

(d)	Any communication given to the Obligors' Agent in connection with a Finance Document will be deemed to have been given also to each other Obligor.

(e)	The Facility Agent may assume that any communication made by the Obligors' Agent is made with the consent of each other Obligor.

37.7	Personal Liability
If an individual signs a certificate on behalf of a Party and the certificate proves to be incorrect, the individual will incur no personal liability as a result, unless the individual acted fraudulently or recklessly in giving the certificate, or in breach of any applicable laws of tort. In this case any liability of the individual will be determined in accordance with applicable law.

38.	CONCLUSION OF THIS AGREEMENT

(a)	This Agreement may be concluded by an exchange of faxes or pdf copies (an exchange of signature pages suffices).

(b)
In relation to the necessary receipt of the signed signature pages (Zugang der Fax- oder pdf-seiten) by each Party, it shall be sufficient that each Party transmits its signed signature pages to Dr. Bettina Steinhauer (bettina.steinhauer@cliffordchance.com) and Frank Schlobach (frank.schlobach@cliffordchance.com) of Clifford Chance Partnerschaftsgesellschaft, Mainzer Landstrasse 46, 60325 Frankfurt am Main (the “Recipient”). The Agreement shall be concluded with the receipt of the last signature page by the Recipient.

(c)
For the purposes of paragraph (b) above, each party authorises the Recipient to receive on its behalf the signature pages from all other Parties. For the avoidance of doubt, the Recipient shall have no further duties connected with its position as Recipient (in particular, but not limited to, the Recipient is under no obligation to check the genuiness of the signature pages of the authorisation of the signatories).

(d)	For information purposes only, the Recipient will fax or send by e-mail copies of all received signature pages to all Parties.

(e)	For purposes of proof and confirmation only, the Facility Agent or the Parent may request that one or several copies of this Agreement shall be originally signed by the Parties.

39.	CONFIRMATION PURSUANT TO GERMAN MONEY LAUNDERING ACT (GELDWÄSCHEGESETZ)
Each Borrower hereby confirms to each Lender that for all matters connected with the Facilities it is acting for its own account. Each Borrower undertakes to provide to the Lenders the necessary information and documents for the identification and clarification of the economic beneficiary (wirtschaftlich Berechtigter) and the clarification of the “PEP”-status (“politically exposed persons”) and to inform them of any changes without undue delay during the term of this Agreement.

40.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)
(unless the Facility Agent otherwise agrees or the document is a constitutional, statutory or other official document which may be delivered in its original language) accompanied by an English translation certified by a duly authorised officer of the person providing the translation. In this case, the English translation prevails.

41.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by German law.

42.	JURISDICTION
The district courts (Landgericht) of Frankfurt am Main shall have non-exclusive jurisdiction to settle any dispute in connection with any Finance Document (other than such other Finance Document which contains a separate jurisdiction clause).

SCHEDULE 1

ORIGINAL PARTIES
PART 1

ORIGINAL LENDERS

Name of Original Lender	Revolving Facility Commitment (Euro)	L/G Facility Commitment (Euro)
Deutsche Bank AG	0	40,000,000
Deutsche Bank Luxembourg S.A.	40,000,000	0
Helaba Landesbank Hessen-Thüringen Girozentrale	15,000,000	0
SEB AG	15,000,000	0
Société Générale	40,000,000	40,000,000
UniCredit Bank AG	40,000,000	40,000,000
WestLB AG	50,000,000	30,000,000
Total	200,000,000	150,000,000

PART 3

ORIGINAL BORROWERS

Demag Cranes AG
DCC Holdco 5 (fünf) GmbH
Demag Cranes & Components GmbH
Gottwald Port Technology GmbH

PART 4

ORIGINAL GUARANTORS
Demag Cranes AG
DCC Holdco 4 (vier) GmbH
DCC Holdco 5 (fünf) GmbH
Demag Cranes & Components GmbH
Demag Cranes & Components Corp.
Crane America Services Corp.
Gottwald Holdco 3 (drei) GmbH
Gottwald Port Technology GmbH

SIGNATORIES

Parent
DEMAG CRANES AG
By:

Original Borrowers
DEMAG CRANES AG
By:

DEMAG CRANES & COMPONENTS GMBH
By:

DCC HOLDCO 5 (FUNF) GMBH
By:

GOTTWALD PORT TECHNOLOGY GMBH
By:

Original Guarantors
DEMAG CRANES AG
By:

DCC HOLDCO 4 (VIER) GMBH
By:

DCC HOLDCO 5 (FÜNF) GMBH
By:

DEMAG CRANES & COMPONENTS GMBH
By:

DEMAG CRANES & COMPONENTS CORP.
By:

CRANE AMERICA SERVICES CORP.
By:

GOTTWALD HOLDCO 3 (DREI) GMBH
By:

GOTTWALD PORT TECHNOLOGY GMBH
By:

Coordinating Bookrunner and Mandated Lead Arranger
UNICREDIT BANK AG
By:

Bookrunners and Mandated Lead Arrangers
DEUTSCHE BANK AG
By:

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING
By:

WESTLB AG
By:

Lead Arrangers
LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE
By:

SEG AG
By:

Facility Agent
UNICREDIT BANK AG, LONDON BRANCH
By:

Lenders
DEUTSCHE BANK AG
By:

DEUTSCHE BANK LUXEMBOURG S.A.
By:

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE
By:

SEG AG
By:

SOCIÉTÉ GÉNÉRALE
By:

UNICREDIT BANK AG
By:

WESTLB AG
By: